As filed with the Securities and Exchange Commission on April 21, 2000

                                                       Registration No. 333-___


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     _____

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       MERCANTILE BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

          MARYLAND                             6711                    52-0898572
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification No.)

                                  ___________

                        Mercantile Bank & Trust Building
                        Two Hopkins Plaza; P.O. Box 1477
                           Baltimore, Maryland 21203
                                 (410) 237-5900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                  ___________

                              Alan D. Yarbro, Esq.
                         General Counsel and Secretary
                       Mercantile Bankshares Corporation
                        Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                                 P.O. Box 1477
                           Baltimore, Maryland 21203
                                 (410) 237-5900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ___________

                                   Copies To:

        Elizabeth R. Hughes, Esq.            Abba David Poliakoff, Esq.
    Venable, Baetjer and Howard, LLP         Gordon, Feinblatt, Rothman,
 1800 Mercantile Bank & Trust Building       Hoffberger & Hollander, LLC
          Two Hopkins Plaza                     233 E. Redwood Street
     Baltimore, Maryland 21201                Baltimore, Maryland 21202
         (410) 244-7400                             (410) 576-4000

                          ---------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================
        Title Of                             Proposed      Proposed
     Each Class Of                           Maximum       Maximum
       Securities              Amount        Offering     Aggregate      Amount Of
         To Be                 To Be        Price Per      Offering     Registration
       Registered          Registered (1)    Unit (2)     Price (2)         Fee
-----------------------------------------------------------------------------------------
Common Stock, $2.00
 par value (1)               2,330,228       $28.37      $66,107,548       $17,453
=========================================================================================

====================================================================================

(1) Includes as to each share of Common Stock a right, not currently exercisable or separately tradeable, to purchase additional securities in certain future events, as described in the enclosed prospectus and proxy statement.

(2) Estimated solely for purposes of calculating the registration fee, as required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated in accordance with Rule 457(f)(1) thereunder, on the basis of the average of the bid and asked price of the Common Stock of Union National Bancorp, Inc. on April 18, 2000, to be received by the Registrant in exchange for Common Stock of the Registrant pursuant to the Merger described in the enclosed prospectus and proxy statement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                April [ ], 2000

           Proxy Statement of                           Prospectus of
      Union National Bancorp, Inc.            Mercantile Bankshares Corporation
               relating to                          relating to 2,330,228
     special meeting of stockholders               shares of common stock


To:  The Stockholders of Union National Bancorp, Inc.

     Union National Bancorp, Inc.'s board of directors has unanimously approved a merger agreement between Union and Mercantile Bankshares Corporation. Your vote is needed to adopt the merger agreement.

     In the merger each of your shares of Union common stock will be exchanged for 1.15 shares of Mercantile common stock. Mercantile common stock is traded on the Nasdaq National Market under the trading symbol "MRBK." In general, the conversion of your Union shares into shares of Mercantile common stock will not be taxable. As part of the merger, The Union National Bank of Westminster, Union's wholly owned bank, will merge into Westminster Bank and Trust Company of Carroll County, which is a bank wholly owned by Mercantile, and which will be renamed Westminster Union Bank.

     The merger cannot be completed unless it is approved by the holders of at least two-thirds of the outstanding shares of Union common stock. Only stockholders who hold their shares of Union common stock of record on the close of business on April 24, 2000 will be entitled to vote at the special meeting.

     The board of directors of Union is soliciting your proxy for the special meeting of stockholders to approve the merger. After careful consideration, your board of directors has unanimously determined the merger to be in the best interest of Union's stockholders and declared the merger advisable and Union's board strongly encourages you to vote "for" the merger.

     This prospectus and proxy statement provides you with detailed information concerning Union, Mercantile and the merger. Please give the prospectus and proxy statement your careful attention.

                           _________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus and proxy statement or determined that this prospectus and proxy statement is truthful and complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus and proxy statement is ___________________, 2000. This prospectus and proxy statement is being mailed on this date.

                           _________________________

     [Inside front cover]

     This prospectus and proxy statement incorporates important business and financial information about Mercantile and Union that is not included in or delivered with this document. This information is available without charge to you upon your written or oral request. You may obtain documents incorporated by reference in this prospectus and proxy statement by requesting them in writing or by telephone from Mercantile at the following address and phone number:
Mercantile Bankshares Corporation, Mercantile Bank & Trust Building, Two Hopkins Plaza, P. O. Box 1477, Baltimore, Maryland 21203, Attention: Secretary
(410) 237-5900.

     If you would like to request documents, please do so by [May 30], 2000 in order to receive them before the special meeting.

                          Union National Bancorp, Inc.

                            ----------------------

                   Notice of Special Meeting of Stockholders

                            ----------------------

     A special meeting of stockholders of Union National Bancorp, Inc. will be held at the Best Western Hotel, 451 WMC Drive, Westminster, Maryland 21157, on June 6, 2000 at 10:00 a.m. for the following purposes:

     1. To consider and approve the merger of Union National Bancorp, Inc. into Mercantile Bankshares Corporation contemplated by the Agreement and Plan of Affiliation and Merger, dated January 20, 2000, a copy of which is attached as Annex A to the accompanying prospectus and proxy statement, under which each share of common stock of Union, other than shares held by Union's stockholders who properly perfect their dissenters' rights, automatically will convert into 1.15 shares of common stock of Mercantile, except that cash will be paid in lieu of fractional shares.

     2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Union's stockholders may, if the merger is approved and consummated, assert dissenters' rights under Article 3, Subtitle 2 of the Maryland General Corporation Law. Exercise of these rights requires strict compliance with the procedures set forth in the applicable statute. A copy of Article 3, Subtitle 2 of the Maryland General Corporation Law is included as Annex C to the accompanying prospectus and proxy statement.

     The board of directors has fixed April 24, 2000, as the record date for the special meeting and only holders of record of Union common stock at the close of business on that date are entitled to receive notice of and to vote at the special meeting or at any adjournments or postponements of the special meeting.

                    By Order of the board of directors

                    /s/
                    President
April 28, 2000

Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

                               Table of Contents

Summary............................................................   1
     The companies.................................................   1
     The merger....................................................   2
     No federal income tax on shares received in merger............   3
     Comparison of stockholder rights..............................   3
     Share price data..............................................   3
Summary Historical Financial Data..................................   4
Comparative Unaudited Per Share Data...............................   5
The Union Special Meeting..........................................   7
     Date, place and time..........................................   7
     Purpose of the Union special meeting..........................   7
     Record date...................................................   7
     Voting information............................................   7
     Solicitation of proxies.......................................   8
The Merger.........................................................   9
     General.......................................................   9
     Background of the merger......................................   9
     Recommendation of the Union board of directors
          and reasons for the merger...............................  12
     Opinion of Union's financial advisor..........................  13
     Effective date................................................  23
     Procedures for exchange of certificates.......................  23
     Certain federal income tax consequences.......................  24
     Accounting treatment..........................................  25
     Resale of Mercantile common stock after the merger
          by controlling persons...................................  25
     Conditions to the merger......................................  25
     Treatment of employee benefit plans...........................  25
     Exclusive dealing.............................................  26
     Termination...................................................  27
     Rights of dissenting stockholders.............................  28
Certain Other Agreements...........................................  30
     The support agreement.........................................  30
     Affiliate undertakings........................................  31
     Supplemental agreements.......................................  31
     Employment agreement..........................................  31
Comparison of Stockholder Rights of Holders of Mercantile Common
     Stock and Union Common Stock..................................  32
Description of Mercantile Capital Stock............................  35
Legal Matters......................................................  36
Experts............................................................  36
Forward Looking Statements.........................................  36
Where You Can Find More Information................................  37
Annex A - Agreement and Plan of Affiliation and Merger.............  A-1
Annex B - Fairness Opinion of Sandler O'Neill & Partners, L.P......  B-1
Annex C - Dissenters' Rights Statutory Provisions..................  C-1

                                    Summary

     This summary highlights selected information from this prospectus and proxy statement. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and proxy statement and the other documents to which we refer for a more complete understanding of the merger. We also incorporate by reference important business and financial information about Mercantile and Union. See "Where You Can Find More Information" on page 37 on how to obtain copies of these documents. In addition, we are delivering Union's 1999 annual report to stockholders with this prospectus and proxy statement.

The companies (Page 37)

                       Mercantile Bankshares Corporation
                        Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201
                                 (410) 237-5900

     Mercantile is a Maryland corporation registered as a multi-bank holding company. Its principal operations are conducted by 17 affiliated banks in Maryland, three banks in Virginia and one bank in Delaware, all of which are wholly-owned by Mercantile, and a wholly-owned mortgage banking company. At December 31, 1999, Mercantile, including these affiliates, had total assets of approximately $7.9 billion, deposits of approximately $5.9 billion, and loans of approximately $5.6 billion.

     Westminster Bank and Trust Company of Carroll County is a wholly owned bank of Mercantile which operates 10 banking offices in Maryland. At December 31, 1999, Westminster Bank and Trust had total assets of approximately $244 million, deposits of approximately $209 million, and loans of approximately $162 million.

                          Union National Bancorp, Inc.
                              117 East Main Street
                          Westminster, Maryland 21157
                                 (410) 848-7200

     Union is a one-bank holding company. Its principal operations are conducted by its wholly owned subsidiary, The Union National Bank of Westminster. Union National Bank operates nine banking offices in the Carroll County, Maryland area. At December 31, 1999, Union and Union National Bank had total assets of approximately $303 million, deposits of approximately $232 million, and loans of approximately $180 million.

The merger (Page 9)

     General. In the merger, Union will merge into Mercantile and Union National Bank will merge into Westminster Bank and Trust. Upon closing of the merger, you will receive 1.15 shares of Mercantile common stock for each share of Union common stock you own, plus cash instead of fractional shares. The ratio of one Union share for 1.15 Mercantile shares is the exchange ratio. You should read the agreement and plan of affiliation and merger attached as Annex A to this prospectus and proxy statement.

     Two-thirds stockholder vote required (Page 7). Approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Union common stock. Directors and executive officers of Union owning an aggregate of 161,481.953 shares, constituting approximately 8%, of the Union common stock have agreed to vote their shares to approve the merger. Your failure to vote will have the effect of a vote against the merger. The merger does not require the vote of Mercantile stockholders.

     Union board unanimously recommends stockholder approval (Page 12). Union's board of directors believes that the merger is in the best interests of Union and Union's stockholders and unanimously recommends that you vote for the merger.

     Exchange ratio is fair to Union's stockholders according to Union's financial advisor (Page 13). Union's board has received the opinion of its financial advisor, Sandler O'Neill & Partners, L.P., that the exchange ratio is fair, from a financial point of view, to Union's stockholders. Its opinion is attached as Annex B to this prospectus and proxy statement.

     Conditions to affiliation (Page 25). The mutual obligation of Mercantile and Union to complete the merger is subject to the requisite approval of the merger by Union's stockholders. Additionally, the obligation of Mercantile to complete the merger is subject to various conditions, including the receipt of all appropriate regulatory approvals and that holders of not more than 10% of the outstanding shares of Union common stock shall have exercised statutory dissenters' rights.

     Regulatory approvals we must obtain for the merger to occur (Page 25). We cannot complete the merger without the consent of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Virginia State Corporation Commission and the Maryland Commissioner of Financial Regulation. We have made filings and notifications for these purposes.

     Accounting treatment (Page 25). Mercantile will account for the merger as a purchase.

     Dissenters' rights (Page 28). Maryland law permits holders of Union common stock to dissent from the merger and to have the fair value of their Union common stock appraised by a court and paid to them in cash by Union. To do this, holders of these shares must follow required procedures, including filing notices with Union, and either abstaining or voting against the merger. If you hold shares of Union common stock and you dissent from the merger and follow the required procedures, your shares of Union common stock will not become shares of Mercantile common stock. Instead, your only right will be to receive the appraised value of your shares in cash. We have attached the applicable provisions of Maryland law related to dissenters' rights as Annex C to this prospectus and proxy statement.

No federal income tax on shares received in merger (Page 24)

     We expect that the merger will qualify as a tax-free reorganization for federal income tax purposes. Therefore, we expect that for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of your shares of Union common stock into shares of Mercantile common stock. You will recognize gain or loss depending on your circumstances for any cash you receive instead of fractional shares of Mercantile common stock or cash you receive if you properly exercise dissenters' rights. Tax matters are complicated and the tax consequences of the merger may vary among stockholders. We urge you to contact your own tax advisers to understand how the merger will affect you.

Comparison of stockholder rights (Page 32)

     Upon completion of the merger, Union's stockholders will become stockholders of Mercantile, and their rights as stockholders of Mercantile will be governed by the Maryland General Corporation Law, Mercantile's charter and Mercantile's bylaws. The rights of Union's stockholders differ from those of the holders of Mercantile common stock in a number of areas.

Share price data

     Mercantile common stock is publicly traded and quoted on The Nasdaq National Market under the Symbol "MRBK." Union common stock is quoted on the Nasdaq SmallCap Market under the symbol "UNNL."

     The following table lists the closing price of shares of Mercantile Common Stock and the equivalent value of a share of Union common stock on January 19, 2000, the last full trading day before the public announcement of the proposed merger, and on April ___, 2000, the latest practicable date preceding the date of this prospectus and proxy statement. The equivalent per share value of Union common stock at the specified dates represents the closing price of a share of Mercantile common stock on that date multiplied by the exchange ratio of 1.15. The closing price of Union's common stock was $27.750 on January 19, 2000 and $______ on April __, 2000.

                                                                                 Equivalent
                                        Mercantile                           per Share Value of
                                       Common Stock                          Union Common Stock
                                       ------------                          ------------------
January 19, 2000                         $30.125                                   $34.64
April __, 2000                           $______                                   $_____

     Because the market price of Mercantile common stock can fluctuate, the market value of the Mercantile common stock that Union's stockholders will receive in the merger may increase or decrease before the effective date of the merger. Union's stockholders are urged to obtain current market quotations for Mercantile common stock.

                       Summary Historical Financial Data

     The following table presents selected historical financial data of Mercantile and Union. Mercantile's historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Securities and Exchange Commission. Union's selected historical financial data for each of the annual periods presented has been derived from its audited consolidated financial statements previously filed with the Securities and Exchange Commission. The summary historical financial data set forth below does not purport to be complete. Mercantile's and Union's audited financial statements contain further information for each of the years presented, all of which are incorporated by reference in this prospectus and proxy statement. See "Where You Can Find More Information" on page 37.

                                         1999            1998            1997             1996             1995
                                         ----            ----            ----             ----             ----
                                                          (in thousands, except per share data)
Mercantile Bankshares Corporation
Net Interest Income.............      $  369,086     $  353,365        $  336,049      $  310,581       $  286,788
Provision for Loan Losses.......          12,056         11,489            13,703          14,666            7,988
Other Operating Income..........         121,991        108,693            98,653          89,428           80,906
Income before Income Taxes......         248,601        231,564           207,595         186,928          166,009
Net Income......................         157,737        147,128           132,043         117,400          104,432
Cash Dividends Declared and
 Paid on Common Stock...........          65,133         61,538            55,277          46,579           41,013
Basic Net Income Per Share of
 Common Stock...................            2.27           2.05              1.85            1.64             1.46
Diluted Net Income Per Share of
 Common Stock...................            2.25           2.04              1.84            1.64             1.46
Per Share Cash Dividends
 Declared and Paid on Common                0.94           0.86              0.77            0.65             0.57
 Stock..........................
Total Assets....................       7,895,024      7,609,563         7,170,669       6,642,681        6,349,103
Loans...........................       5,718,942      5,220,890         4,978,522       4,582,712        4,301,270
Long-Term Debt..................          82,683         40,934            50,016          49,395           25,623

Union National Bancorp, Inc.
Net Interest Income.............      $   11,195     $   10,541        $    9,821      $    9,262       $    8,999
Provision for Loan Losses.......             255            246               275             329              212
Other Operating Income..........           2,499          1,554             1,327           1,086              977
Income before Income Taxes......           4,432          3,693             3,564           2,764            2,650
Net Income......................           3,203          2,638             2,400           1,830            1,760
Cash Dividends Declared and
 Paid on Common Stock...........             888            741               567             475              434
Basic Net Income Per Share of
 Common Stock...................            1.68           1.43              1.30            1.00             0.96
Diluted Net Income Per Share of
 Common Stock...................            1.67           1.43              1.30            1.00             0.96
Per Share Cash Dividends
 Declared and Paid on Common                0.46           0.40              0.31            0.26             0.24
 Stock..........................
Total Assets....................         302,928        283,913           250,781         255,131          218,891
Loans...........................         179,721        163,465           158,348         147,351          146,822
Long-Term Debt..................          25,000         20,000            10,000              --               --

                      Comparative Unaudited Per Share Data

  The following unaudited consolidated financial information reflects certain comparative per share data relating to the merger. You should read this information together with our historical financial statements contained in our filings with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 37.

  The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger occurred at the beginning of the periods indicated, nor is it necessarily indicative of results of operations in future periods.

  The table below presents selected comparative consolidated unaudited per share information

  . for Mercantile on a historical basis and on a pro forma combined basis assuming the merger had been effective during the period presented and accounted for as a purchase; and

  . for Union on a historical basis and a pro forma equivalent basis.

                                                             Year Ended
                                                          December 31, 1999
                                                          -----------------
Per Common Share:
----------------
Basic Net Income:

Union - historical..............................                $ 1.68
Union pro forma equivalent (1)..................                  2.60

Mercantile - historical.........................                  2.27
Mercantile pro forma combined (2)...............                  2.26

Diluted Net Income:

Union - historical..............................                  1.67
Union pro forma equivalent (1)..................                  2.58

Mercantile - historical.........................                  2.25
Mercantile pro forma combined (2)...............                  2.24

Cash Dividends Declared:

Union - historical..............................                  0.46
Union pro forma equivalent (1)..................                  1.08

Mercantile - historical.........................                  0.94
Mercantile pro forma combined (3)...............                  0.94

Book Value:

Union - historical..............................                 13.03
Union pro forma equivalent (1)..................                 17.04

Mercantile - historical.........................                 14.19
Mercantile pro forma combined...................                 14.82

___________

(1) Union pro forma equivalent amounts represent Mercantile's pro forma combined information multiplied by the exchange ratio of 1.15 shares of Mercantile common stock for each share of Union common stock.

(2) Pro forma combined basic and diluted net income per share represents historical basic and diluted net income per share of Mercantile adjusted for the impact of the purchase of Union.

(3) Pro forma combined dividends per share represent historical dividends per share paid by Mercantile. At the current quarterly rate, the annual dividends would be $0.96 per share.

                           The Union Special Meeting

Date, place and time

     The Union special meeting will be held at the Best Western Hotel, 451 WMC Drive, Westminster, Maryland 21157 on June 6, 2000, at 10:00 a.m.

Purpose of the Union special meeting

     At the Union special meeting, Union's stockholders will consider and vote upon the proposal to approve the merger of Union into Mercantile contemplated by the merger agreement under which each share of Union common stock, other than shares held by Union's stockholders who properly perfect their dissenters' rights, automatically shall become and be converted into 1.15 shares of Mercantile common stock and cash in lieu of fractional shares of Mercantile common stock.

Record date

     Union's board of directors has fixed the close of business on April 24, 2000 as the record date for determining holders entitled to notice of and to vote at the Union special meeting. Accordingly, only holders of record of Union common stock at the close of business on the record date will be entitled to notice of, and to cast their vote at, the special meeting. As of April 24, 2000, there were 1,965,349 shares of Union common stock issued and outstanding held by approximately 436 holders of record.

Voting information

     Each holder of record of shares of Union common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Union special meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Union common stock outstanding on the record date is necessary to constitute a quorum at the special meeting.

     The approval of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Union common stock entitled to vote on the merger.

     As of January 21, 2000, all directors and executive officers of Union owning an aggregate of 161,481.953 shares, or approximately 8%, of Union's common stock had executed agreements with Mercantile agreeing to vote their shares of Union common stock to approve the merger. See "Certain Other Agreements - The support agreement."

     All shares of Union common stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, these shares of Union common stock will be voted to approve the merger. Union does not know of any matters other than as described in the notice of the special meeting that are to come before the special meeting. If any other matter or matters are properly presented for action at the special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on all matters in accordance with their best judgment, unless this authorization is withheld.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by

     . Giving written notice of revocation on or prior to the date of the special meeting to the corporate secretary of Union;

     . Signing and returning a later dated proxy; or

     . Voting in person at the special meeting; however, mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy.

     Votes cast by proxy or in person at the special meeting will be tabulated to determine whether or not a quorum is present. Where, as to any matter submitted to Union's stockholders for a vote, proxies are marked as abstentions, or Union's stockholders appear in person but abstain from voting, these abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares are also treated as shares that are present and entitled to vote for quorum purposes. Because the required vote of Union's stockholders on the merger is based upon the total number of outstanding shares of Union common stock, the failure to submit a proxy card, or the failure to vote in person at the special meeting if a proxy card is not submitted, the abstention from voting and any broker non-vote will, except for purposes of rights of dissenting stockholders, have the same effect as a vote against the merger.

Solicitation of proxies

     Proxies are being solicited by and on behalf of the Union board of directors, and Union will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, or personally by directors, officers and employees of Union, none of whom will receive additional compensation for performing these services. Union may retain a proxy solicitation firm to assist in the solicitation. In addition, Union will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse these parties for their expenses. Mercantile will pay all the expenses of printing and mailing the prospectus and proxy statement.

                                   The Merger

       The following is a description of the terms of the merger. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached to this prospectus and proxy statement as Annex A and which is incorporated into this description by reference.

General

       The merger agreement provides that, subject to the satisfaction or waiver of the conditions set forth in the agreement, Union National Bank will become affiliated with Mercantile by Union's merger into Mercantile, accompanied by Union National Bank's merger into Westminster. The separate existences of Union and Union National Bank will cease and Mercantile and Westminster (renamed Westminster Union Bank), respectively, will be the surviving corporations. Each share of Union common stock, other than shares held by Union's stockholders who properly perfect their dissenters' rights, automatically will become and be converted into 1.15 shares of Mercantile common stock and the right to receive cash payment for fractional shares held. Certificates for Union common stock shall be exchanged for certificates of Mercantile common stock as described below.

       Union's stockholders will own approximately three percent of the outstanding Mercantile common stock following the merger, and the percentage of total assets and the percentage of total liabilities represented by Union in Mercantile will each be approximately four percent.

       Union's board of directors has concluded that the terms of the merger and the merger agreement are advisable and are fair to, and in the best interests of, Union and Union's stockholders. After the merger, the former stockholders of Union who become holders of Mercantile common stock will be stockholders in a larger entity with equity traded on The Nasdaq National Market. Each Union stockholder who becomes a holder of Mercantile common stock will possess the same rights as other holders of Mercantile common stock, and former Union's stockholders as a group will no longer be taking action at the Union corporate level. See "Comparison of Stockholder Rights of Holders of Mercantile Common Stock and Union Common Stock" and "Description of Mercantile capital stock."

Background of the merger

       From time to time the board of directors of Union has considered and analyzed Union's strategic alternatives, including the prospects for Union continuing as an independent entity and the possibility of strategic combinations with various financial institutions in the mid-Atlantic region, and the potential effect of these transactions on Union and its stockholders, employees, customers, and the communities it serves. In addition, other financial institutions have contacted members of the board of directors and/or senior management of Union from time to time to express an interest in exploring a business combination transaction with Union. The board of directors of Union elected not to pursue these preliminary expressions of interest, believing it to be in the best interests of Union's stockholders for Union to focus on independently building a franchise by expanding its bank subsidiary and by expanding the types of financial services it offers, such as mortgages, leases, retirement benefit plans, investments, and insurance, and by providing greater liquidity for Union's common stock through registration with the Securities and Exchange Commission and listing on the Nasdaq SmallCap Market.

       During 1999, the board of directors preliminarily explored the alternative methods available to Union to maximize stockholder value, while serving each of Union's other constituencies. Union's board was particularly concerned with how to equitably address the lack of liquidity for stockholders with sizeable holdings. On May 20, 1999, Union formally engaged Sandler O'Neill & Partners, L.P., a nationally recognized investment banking firm, to act as a financial advisor and to assist the board of directors with this analysis.

       In its role as financial advisor, representatives of Sandler O'Neill met numerous times with Union's board of directors to review Union's strategic alternatives, including the competitive environment of the financial services industry, strategic alternatives for enhancing stockholder value and liquidity on a stand-alone basis, and the merger and acquisition market for financial institutions generally. The board of directors identified and discussed two institutions that could represent potential acquisitions for Union, however, several informal meetings with representatives of the institutions failed to generate sufficient interest in a business combination at that time. During the meetings with Sandler O'Neill, Sandler O'Neill also reviewed selected financial data with respect to several bank holding companies financially and otherwise capable of engaging in a strategic business combination with Union.

       In November, 1999, as a result of these studies and the lack of participation by either of the institutions previously identified by the board, at the board of directors' strategic planning retreat the board of directors approved a plan to approach certain specified banks in the region that the board of directors believed could address the needs of Union's constituencies while maximizing stockholder value and liquidity. Prior to the board of directors taking this action, with the assistance of Union's management, the board of directors considered Union's future prospects, including various forecasts of earnings and market share growth. Sandler O'Neill presented an analysis of the discounted value of Union's common stock based upon these forecasts.

       At the direction of Union's board of directors, Sandler O'Neill contacted twelve financial institutions, including Mercantile, in December, 1999, regarding their interest in engaging in a business combination with Union.
Union and Sandler O'Neill jointly selected the original twelve financial institutions based on a number of factors, including a careful analysis of their historical performance, current business, proposed plans and strategies, market position, branch locations and other factors that would indicate that the merger would provide substantial long-term benefits to Union's stockholders and its constituencies.

       Nine of the financial institutions responded with proposals, of which four were either eliminated or withdrew their interest. The remaining five institutions were requested to deliver to Sandler O'Neill a written proposal containing the proposed terms upon which the party would be willing to enter into a business combination transaction with Union.

       At a special meeting of Union's board of directors held on December 30, 1999, representatives of Sandler O'Neill reviewed with the board of directors the terms of the proposals that had been received. Sandler O'Neill reviewed selected financial data regarding each financial institution that had submitted an indication of interest, including the historical stock prices of the bidders, the exchange ratios quoted, the market premium provided by the bids, the ratio of the transaction price to earnings per share, book value, net tangible book value, liquidity and trading volume of the potential acquirors' stock. In addition, Sandler O'Neill analyzed the trading multiples of the potential acquirors' stock and the accretive or dilutive impact of the transaction, as well as projections for Union's future earnings and the anticipated impact these projections have on Union. The board of directors also considered the impact of a transaction on the ability to improve the products offered to Union's customers, the effect of the merger on Union's employees, and opportunities for employment with each potential acquiror or its affiliates, and the commitment of each acquiror to the communities that Union serves. Based on all of these factors, the board of directors selected Mercantile, which proposed an exchange of 1.15 shares of Mercantile common stock for each share of Union common stock, as the best of the five potential acquirors.

       At the December 30 meeting, Union's board of directors directed Union management, together with Union's legal and financial advisors, to negotiate with Mercantile for the acquisition of Union by Mercantile on terms and subject to the conditions to be presented to and approved by the board of directors, and subject to completion of due diligence. Union's board of directors also took action at the December 30 meeting to exempt Mercantile from the Maryland business combination and control share statutes.

       At a special Union board of directors meeting on January 11, 2000, Union management updated Union's board of directors regarding the status of negotiations with Mercantile, and described an updated proposal from one of the other potential acquirors. Union's management and a representative of Sandler O'Neill described the results of two meetings with Mercantile and described meetings and other conversations with the second potential acquiror. Union's board of directors deliberated the likely terms, pricing, and termination mechanisms of the prospective agreement with Mercantile.

     At a special meeting of Union's board of directors on January 20, 2000, Sandler O'Neill presented its financial analysis of the proposed transaction and opined that the exchange ratio to be received in the proposed transaction was fair, from a financial point of view, to Union's stockholders. Union's legal counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, described the details of the transaction and explained the significant terms of the merger agreement and related agreements.

       Union's board of directors also considered the financial performance, stock performance, growth prospects and other matters concerning Mercantile. Union's board of directors specifically evaluated whether the proposal was in the best interests of Union and its subsidiaries by considering the best interests of the stockholders and other factors, including the social, legal and economic effects on employees, customers, depositors, and communities served by Union, and evaluated the consideration being offered in relation to the then current market value of the stock of Union in a freely negotiated transaction, and Union's board of directors' estimate of the future value of the stock of Union as an independent entity. Based on the factors discussed above and considering the following, Union's board of directors determined that the transaction was fair to Union's stockholders from a financial standpoint:

       . The 24.9% premium over market value of Union's common stock;

       . That the offer equated to 2.95 times tangible book value;

       . The increase of dividends to Union's stockholders of 130%, based on current dividend rates paid by Mercantile;

       . The liquidity and trading volume of Mercantile's common stock, which significantly surpassed other potential acquirors;

       . The ability of Mercantile to employ certain Union employees in open positions with Mercantile's subsidiaries;

       . The fact that the consideration to be paid was at a premium to the values determined and compared favorably to premiums paid in other transactions; and

       . The fact that, based on then-current market prices, the calculated value of Mercantile's proposal exceeded the calculated value of the other proposals received.

       Following discussion, Union's board of directors voted unanimously to approve the merger agreement and the transactions contemplated by it, and related agreements, and recommended that the proposed merger be submitted for consideration by Union's stockholders at a special stockholders' meeting.

Recommendation of the Union board of directors and reasons for the merger

       Based on the following, Union's board of directors approved the merger agreement and unanimously recommends that the holders of Union common stock vote "for" the merger.

       In reaching its determination that the terms of the merger are fair to, and in the best interests of, Union and its stockholders, Union's board of directors consulted with its legal and financial advisors, as well as with Union's senior management, and considered a number of factors, including the following:

       . Union's board of directors' review, based in part on the presentation by Union's management regarding its due diligence of Mercantile, of the business, operations, earnings, financial condition and credit ratings of Mercantile on both an historical and prospective basis, the enhanced opportunities for operating efficiencies particularly in terms of integration of operations, data processing and support functions that could result from the merger, the enhanced opportunities for growth that the merger would make possible and the respective contributions the parties would bring to a combined institution;

       . The opinion of Sandler O'Neill;

       . Union's board of directors' belief, based upon an analysis of the anticipated financial effects of the merger, that upon consummation of the merger, Mercantile and its banking subsidiaries would continue to be well capitalized institutions, the equity positions of which would be in excess of all applicable regulatory capital requirements;

       . The fact that previous inquiries and indications of interest by other financial institutions regarding a potential business combination did not result in a more favorable proposal for Union than Mercantile's proposal;

       . Union's board of directors' belief that, in light of the reasons discussed above, Mercantile was the most attractive choice as a long-term affiliation partner of Union;

       . The fact that Mercantile would be able to employ certain Union employees in open positions with Mercantile's subsidiaries, and would be able to offer Union's customers enhanced products and services;

       . The expectation that the merger will generally be a tax-free transaction to Union and its stockholders to the extent these stockholders receive shares of Mercantile common stock;

       . The current and prospective economic and regulatory environment and competitive constraints facing the banking and financial institutions in Union's market area; and

       . The recent business combinations involving financial institutions, either announced or completed, during the past year in the United States, the state of Maryland and contiguous states and the effect of these combinations on competitive conditions in Union's market area.

       Union's board of directors considered as potentially negative the fact that Union would no longer be an independent community-based bank owned primarily by local residents.

       Union's board of directors did not assign any specific or relative weight to each of the foregoing factors in their considerations. We cannot guarantee that any of the positive results listed above will be achieved.

Opinion of Union's financial advisor

       By letter agreement dated May 20, 1999, Union retained Sandler O'Neill as an independent financial adviser in connection with Union's consideration of a possible purchase of, or business combination with, a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

       Sandler O'Neill acted as financial adviser to Union in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of Union's board of directors, representatives of Sandler O'Neill attended the January 20, 2000 meeting of Union's board at which the board considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to Union's board its oral opinion, subsequently confirmed in writing, that, as of that date, the exchange ratio was fair to Union's stockholders from a financial point of view. Sandler O'Neill has also delivered to Union's board a written opinion dated the date of this prospectus and proxy statement which is substantially identical to the January 20, 2000 opinion.

       The full text of Sandler O'Neill's opinion is attached as Annex B to this prospectus and proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The opinion is incorporated by reference into this description of the opinion, and this description is qualified in its entirety by reference to the opinion. Union's stockholders are urged to carefully read the opinion in connection with their consideration of the proposed merger.

       Sandler O'Neill's opinion was directed to Union's board and was provided for its information in considering the merger. The opinion is directed only to the fairness of the exchange ratio to Union's stockholders from a financial point of view. It does not address the underlying business decision of Union to engage in the merger or any other aspect of the merger and is not a recommendation to any Union stockholder as to how that stockholder should vote at the special meeting with respect to the merger or any other related matter.

       In rendering its January 20, 2000 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Union or Mercantile and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Mercantile and Union and the companies to which they are being compared.

       The earnings projections for Union relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections for the year ending December 31, 2000 provided to Sandler O'Neill by Union. The 2000 earnings projections for Union were prepared for internal purposes and not with a view towards public disclosure. Mercantile did not provide internal earnings projections. The earnings per share projections for Mercantile relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon published IBES consensus earnings per share estimates for 2000. For periods after 2000, Sandler O'Neill assumed, with the consent of management, an annual growth rate on earning assets of 5% for both companies. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in those projections.

       In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Union, Mercantile and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided its analyses to Union's board at the January 20th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. These estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Union common stock or Mercantile common stock or the prices at which Union common stock or Mercantile common stock may be sold at any time.

       Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Mercantile common stock on January 19, 2000 of $30.125 and an exchange ratio of 1.15, Sandler O'Neill calculated an implied transaction value per share of Union common stock of $34.65. The implied aggregate transaction value was approximately $68.6 million, based upon 1,980,246 fully diluted shares of Union common stock outstanding, which was determined using the treasury stock method at the implied value of $34.65. Based upon the implied transaction value and Union's September 30, 1999 financial information, Sandler O'Neill calculated the following ratios:

       Implied value/Book value                       2.69x
       Implied value/Tangible book value              2.95x
       Implied value/Projected 1999 Union EPS        21.39x
       Implied value/Projected 2000 Union EPS        20.14x

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 24.9% premium over the January 19, 2000 closing price of Union common stock of $27.75.

       Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Union common stock and Mercantile common stock, and the relationship between the movements in the prices of Union common stock and Mercantile common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the NASDAQ Bank Index and the median performance of a composite group of publicly traded regional commercial banks of comparable size selected by Sandler O'Neill. During the one year period ended January 18, 2000, the Union common stock outperformed the NASDAQ Bank Index and its composite group and underperformed the S&P Index, while the Mercantile common stock underperformed the S& P Index and NASDAQ Bank Index and outperformed its composite group.

       Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Union and two groups of commercial banks selected by Sandler O'Neill. The regional group consisted of Union and the following 16 publicly traded regional commercial banks:

       1st State Bancorp, Inc.           C&F Financial Corp.
       Calvin B. Taylor Bankshares       Citizens Financial Services
       Codorus Valley Bancorp, Inc.      DNB Financial Corp.
       First Keystone Corp.              First Leesport Bancorp, Inc.
       Juniata Valley Financial Corp.    NewSouth Bancorp, Inc.
       Norwood Financial Corp.           Peoples Financial Corp.
       Resource Bankshares Corp.         Southern Financial Bancorp
       Talbot Bancshares, Inc.           Yadkin Valley Bank and Trust

The highly valued group consisted of the following 10 publicly traded commercial banks which had a return on average equity of greater than 16% (based on last twelve months' earnings) and a price-to-tangible book value of greater than 200%:

       Bank of the Sierra                Borel Bank & Trust Co.
       Boston Private Financial          Bridge View Bancorp
       Bryn Mawr Bank Corp.              Cascade Bancorp
       City Bank                         SJNB Financial Corp.
       Summit Bancshares, Inc.           S.Y. Bancorp, Inc.

The analysis compared publicly available financial information for Union and the median data for each of the regional group and highly valued group as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended September 30, 1999. The table below sets forth the comparative data as of and for the twelve months ended September 30, 1999.

                                  Union        Regional Group     Highly Valued Group
                              -------------------------------------------------------
Total assets                  $308,629,000      $308,629,000         $423,645,000
Annual growth rate
  of total assets                    10.53%            10.53%               13.91%

Tangible equity/
  total assets                        7.46%             9.15%                8.26%
Intangible assets/
 total equity                         8.82%             0.00%                0.83%
Net loans/total assets               56.54%            65.66%               77.38%
Cash and securities/
 total assets                        39.52%            32.29%               18.01%
Gross loans/
 total deposits                      79.13%            81.84%               90.33%
Total borrowings/
 total assets                        19.04%             6.46%                3.86%
Non-performing assets/
  total assets                         .09%              .24%                 .34%
Loan loss reserves/
 gross loans                          1.02%             1.41%                1.37%
Net interest margin                   4.60%             4.08%                5.74%
Loan loss provision/
 average assets                        .08%              .08%                 .19%
Non-interest income/
 average assets                        .69%              .66%                1.54%
Non-interest expense/
 average assets                       2.96%             2.78%                3.72%
Efficiency ratio                     58.67%            58.67%               54.38%
Return on average assets              1.03%             1.11%                1.63%
Return on average equity             12.91%            12.21%               18.19%
Price/tangible book
  value per share                   235.51%           149.07%              246.06%
Price/earnings per share             16.44x            14.58x               14.13x
Dividend yield                        1.62%             2.71%                2.08%
Dividend payout ratio                26.79%            30.56%               26.42%

       Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Mercantile and two different groups of commercial banks. The Mercantile regional group consisted of Mercantile and the following 9 publicly traded regional commercial banks:

          CCB Financial Corp.           Centura Banks, Inc.
          Commerce Bancorp, Inc.        First Citizens BancShares, Inc.
          First Virginia Banks, Inc.    Fulton Financial Corp.
          Keystone Financial, Inc.      Valley National Bancorp
          Wilmington Trust Corp.

The high performing group consisted of the following 9 publicly traded commercial banks that had a return on average equity of greater than 16% (based on last twelve months' earnings) and a price to tangible book value of greater than 200%:

          Associated Banc-Corp          CCB Financial Corp.
          Cullen/Frost Bankers, Inc.    BOK Financial Corp.
          Imperial Bancorp              National Commerce Bancorp
          North Fork Bancorp            TCF Financial Corp.
          Wilmington Trust Corp.

The analysis compared publicly available financial information for Mercantile with the median data for each of the Mercantile regional group and high performing group as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended September 30, 1999. The table below sets forth the comparative data as of and for the twelve months ended September 30, 1999.

                                Mercantile      Regional Group       High Performing Group
                              ------------------------------------------------------------
Total assets                  $7,758,163,000    $7,372,915,000           $7,845,894,000
Annual growth rate
  of total assets                       4.69%             4.43%                   11.75%
Tangible equity/
  total assets                         11.81%             8.90%                    5.98%
Intangible assets/
 total equity                           5.47%             9.84%                   12.79%
Net loans/total assets                 69.42%            67.25%                   58.80%
Cash and securities/
 total assets                          26.73%            26.73%                   28.78%
Gross loans/
 total deposits                        93.10%            89.26%                   88.65%
Total borrowings/
 total assets                          10.14%             8.72%                   18.88%
Non-performing assets/
  total assets                           .36%              .33%                     .33%
Loan loss reserves/
 gross loans                            2.12%             1.31%                    1.40%
Net interest margin                     5.14%             4.56%                    4.18%
Loan loss provision/
 average assets                          .12%              .15%                     .18%
Non-interest income/
 average assets                         1.57%             1.56%                    1.57%
Non-interest expense/
 average assets                         3.03%             3.29%                    3.60%
Efficiency ratio                       46.25%            56.20%                   53.98%
Return on average assets                2.05%             1.62%                    1.61%
Return on average equity               15.91%            15.85%                   20.34%
Price/tangible book
  value per share                     226.67%           224.89%                  296.82%
Price/earnings per share               13.69x            13.35x                   12.75x
Dividend yield                          3.05%             3.06%                    2.57%
Dividend payout ratio                  41.82%            41.82%                   37.88%

       Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other transactions announced from January 1, 1999 to January 10, 2000 involving publicly traded commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 147 transactions announced nationwide and 19 transactions announced in the Mid-Atlantic region, comprised of Washington, D.C., Delaware, Maryland, New Jersey, Virginia, North Carolina and Pennsylvania.

       Sandler O'Neill reviewed the multiples of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits and transaction value to total assets and computed high, low, mean and median multiples and premiums for the respective groups of transactions. These multiples were applied to Union's financial information as of and for the twelve months ended September 30, 1999. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Union common stock of $32.06 to $38.52 based upon the median multiples for nationwide transactions and $33.85 to $37.93 based upon the median multiples for mid-Atlantic transactions. As calculated by Sandler O'Neill, the implied transaction value per share of Union common stock in the merger was $34.65.

                                    Nationwide Transactions         Mid-Atlantic Transactions
                                    ------------------------        -------------------------
                                     Median          Implied         Median           Implied
                                    Multiple          Value         Multiple           Value
                                    --------         -------        --------          -------
Transaction price/LTM EPS             21.5x          $33.80            23.9x           $37.58
Transaction price/Book value          2.56x           32.88            2.77x            35.55
Transaction price/Tangible
  book value                          2.74x           32.06            2.89x            33.85
Tangible book premium/
  Core deposits                       20.7%           35.13            21.6%            36.06
Transaction Price/Total assets        23.8%           38.52            23.4%            37.93

       Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Union through December 31, 2003 under various circumstances, assuming Union's current dividend payout ratio and that Union performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Union common stock at December 31, 2003, Sandler O'Neill applied price/earnings multiples ranging from 12x to 22x and applied multiples of tangible book value ranging from 175% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Union common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Union common stock of $16.77 to $36.10 when applying the price/earnings multiples and $19.80 to $40.20 when applying multiples of tangible book value. As calculated by Sandler O'Neill, the implied transaction value per share of Union common stock in the merger was $34.65.

                              Price/Earnings Multiples   Tangible Book Value Multiples
                              ------------------------   -----------------------------
 Discount Rate                  12x             22x           1.75x         3.00x
 -------------                  ---             ---           -----         -----
      9%                      $20.83          $36.10          $24.66       $40.20
     11                        19.37           33.47           22.91        37.26
     13                        18.02           31.05           21.29        34.55
     15                        16.77           28.81           19.80        32.05

     In connection with its analysis, Sandler O'Neill considered and discussed with Union's board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made and are not necessarily indicative of actual values or future results.

       Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon the exchange ratio of 1.15, Union's current and projected income statements and balance sheets, Mercantile's current income statements and balance sheets and other available financial information with respect to Mercantile and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of Union and Mercantile. As illustrated in the following table, for the twelve months ending December 31, 2000 this analysis indicated that the merger would be accretive to Mercantile's annualized cash earnings per share and dilutive to earnings per share and tangible book value per share assuming the merger is completed in the second quarter of 2000 and Mercantile repurchases an equal number of shares to those issued in connection with the merger. The analysis also indicated that, from a Union stockholder's perspective, as compared to the projected stand-alone performance of Union, the merger would be accretive to Union's projected annualized earnings per share, dividend and tangible book value per share for the twelve months ending December 31, 2000. The actual results achieved by Mercantile and Union may vary from projected results and the variations may be material.

                                                   Mercantile(1)                    Union
             Twelve months                  -------------------------   ---------------------------
       ending December 31, 2000             Stand-alone     Pro Forma   Stand-alone    Pro Forma(2)
       ------------------------             -----------     ---------   -----------    ------------
     Projected EPS                            $ 2.45         $ 2.44      $ 1.72          $ 2.81
     Projected cash EPS                         2.51           2.55          NM              NM
     Projected tangible book value             15.17          14.38       13.31           16.53
     Projected dividend                         1.01           1.01         .48            1.17
     Projected leverage capital ratio          12.69%         11.46%         NM              NM

-------------------
(1) These are projections derived by Sandler O'Neill; the earnings projections for Mercantile relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon published IBES consensus earnings per share estimates for 2000.
(2) Determined by multiplying the Mercantile values by the exchange ratio of 1.15.

       Contribution Analysis. Sandler O'Neill reviewed the relative contributions to be made by Union and Mercantile to the combined institution based on data at and for the nine months ended September 30, 1999. This analysis indicated that the implied contributions to the combined entity were as follows:

                                        Union      Mercantile
                                        -----      ----------
     Total assets                        3.83%        96.17%
     Total net loans                     3.14         96.86
     Goodwill                            4.03         95.97
     Total deposits                      3.63         96.37
     Total borrowings                    6.95         93.05
     Tangible equity                     2.45         97.55
     Total equity                        2.54         97.46
     GAAP earnings for the quarter
     ended Sept. 30, 1999                2.10         97.90
     GAAP earnings for the last 9
     months ended Sept. 30, 1999         1.94         98.06
     Percentage of pro forma
       shares owned (1)                  3.18         96.82

-----------------------
(1)  Determined using an exchange ratio of 1.15.

     In connection with rendering its January 20, 2000 opinion, Sandler O'Neill reviewed, among other things:

     o  The merger agreement and its exhibits;

     o Certain publicly available financial statements of Union and other historical financial information provided by Union that it deemed relevant;

     o Certain publicly available financial statements of Mercantile and other historical financial information provided by Mercantile that it deemed relevant;

     o Certain internal financial analyses and forecasts of Union prepared by and/or reviewed with management of Union and the views of senior management of Union, based on certain limited discussions with certain members of senior management, regarding Union's past and current business, financial condition, results of operations and future prospects;

     o Consensus earnings per share estimates for Mercantile published by IBES for the year ending December 31, 2000 and the views of senior management of Mercantile, based on certain limited discussions with certain members of senior management, regarding Mercantile's past and current business, financial condition, results of operations and future prospects;

     o  The pro forma impact of the merger;

     o The publicly reported historical price and trading activity for Union and Mercantile common stock, including a comparison of certain financial and stock market information for Union and Mercantile with similar publicly available information for certain other companies the securities of which are publicly traded;

     o The financial terms of recent business combinations in the commercial banking industry, to the extent publicly available;

     o The current market environment generally and the banking environment in particular; and

     o Such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

     In connection with rendering its opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its January 20, 2000 opinion by performing procedures to update certain of the analyses and by reviewing the assumptions upon which the analyses were based and the other factors considered in rendering its opinion.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with, it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of the information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Union or Mercantile or any of their respective subsidiaries, or the collectibility of any of these assets, nor was it furnished with any evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Union or Mercantile, nor has it reviewed any individual credit files relating to Union or Mercantile. With Union's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Union and Mercantile are adequate to cover losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Union or Mercantile. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Union and Mercantile and that these performances will be achieved. Sandler O'Neill expressed no opinion as to the financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by it under these agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Union's consent, that there has been no material change in Union's or Mercantile's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements made available to them, that Union and Mercantile will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

     Union has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Mercantile common stock on April ___, 2000, the latest practicable date prior to the date of this prospectus and proxy statement, Union would pay Sandler O'Neill a transaction fee of approximately $__, of which $100,000 has been paid and the balance will be paid when the merger is closed. Union has also paid Sandler O'Neill a fee of $75,000 for rendering its fairness opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Union has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other investment banking services to Union and has received compensation for these services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Union and Mercantile and may actively trade the equity or debt securities of Union and Mercantile and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Effective date

     As soon as practicable after the performance of all agreements and obligations of the parties under the merger agreement and upon fulfillment or waiver of all conditions precedent contained in the merger agreement, Mercantile and Union will execute and deliver Articles of Merger, and will file the Articles of Merger with the State Department of Assessments and Taxation of Maryland. The merger will become effective on the date and time as set forth in the Articles of Merger as filed with the State Department of Assessments and Taxation of Maryland.

Procedures for exchange of certificates

     On and after the effective date of the merger, certificates for shares of Union common stock will represent the right to receive certificates representing the number of whole shares of Mercantile common stock and cash in lieu of fractional shares. Certificates representing shares of Union common stock may be exchanged after the effective date by surrendering these certificates to The Bank of New York, acting as exchange agent, or any other exchange agent as Mercantile may select, in exchange for new certificates representing the appropriate number of whole shares of Mercantile common stock determined by the exchange ratio and for cash in lieu of any fractional shares.

     No certificates for fractional shares of Mercantile common stock shall be issued but, in lieu of fractional shares, and solely as a mechanism for rounding shareholdings to whole shares, Mercantile will pay cash for fractional shares on the basis of the closing price for Mercantile common stock as reported by The Nasdaq National Market on the effective date of the merger (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates for Union common stock representing these fractional shares. No holder will be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

     Shortly after the effective date of the merger, Union's stockholders will receive transmittal forms and instructions as to the time and method of surrendering their certificates. Until surrendered, certificates formerly representing shares of Union common stock, other than shares of dissenting stockholders, will be deemed for all corporate purposes to evidence the number of whole shares of Mercantile common stock that a holder would be entitled to receive upon surrender and the cash to be paid in lieu of fractional shares. Dividends and other distributions, if any, that become payable on whole shares of Mercantile common stock pending exchange of certificates representing shares of Union common stock will be retained by Mercantile or the exchange agent until surrender of the certificates, at which time those dividends and any other distributions will be paid without interest.

     Union's stockholders should not forward stock certificates until they have received transmittal forms and instructions. Union's stockholders should not return stock certificates with the enclosed proxy.

Certain federal income tax consequences

     The following is a summary of the anticipated material federal income tax consequences of the merger; it is not intended to be a complete description of those consequences. The matters set forth in paragraphs below are based upon the opinion of Venable, Baetjer and Howard, LLP, counsel to Mercantile:

     o The merger of Union and Mercantile will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, to which Mercantile and Union will each be a party;

     o  No gain or loss will be recognized by Mercantile or Union in the merger;

     o No gain or loss will be recognized by Union's stockholders upon receipt by them of Mercantile common stock in exchange for Union common stock in the merger;

     o The tax basis of the Mercantile common stock received by Union's stockholders will be the same as the tax basis of the Union common stock surrendered and exchanged for the Mercantile common stock, decreased by the amount of any cash received and increased by the amount of gain recognized, if any; and

     o Provided that the Union common stock is held as a capital asset, the holding period of the Mercantile common stock received by Union's stockholders will include the holding period during which the Union common stock surrendered in exchange for the Mercantile common stock was held.

     Union's obligation to close the merger is subject to the receipt of an opinion of Venable, Baetjer and Howard, LLP, counsel to Mercantile, or any other qualified law firm as Mercantile selects, with respect to the federal income tax consequences of the merger, substantially to the effect of the paragraphs above. This opinion will not address the state, local or foreign tax aspects of the merger.

     Any cash received by Union's stockholders, whether as a result of the exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to these Union's stockholders. The receipt of this cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of this cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

     The discussion set forth above is included for general information only. It does not address the state, local or foreign tax aspects of the merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, and may not apply to certain holders subject to special tax rules, including dealers in securities and foreign holders. The discussion is based upon currently existing provisions of the Internal Revenue Code, existing U.S. Treasury regulations and current administrative rulings and court decisions, all of which are subject to change and any change could affect the continuing validity of this discussion.

       Each Union stockholder should consult his or her own tax adviser with respect to the specific tax consequences of the merger to him or her, including the application and effect of state, local and foreign tax laws.

Accounting treatment

       The merger will be treated as a purchase for accounting purposes. Under the purchase method of accounting, the amount by which the purchase price paid by Mercantile exceeds the fair value of the net assets acquired will be recorded as goodwill. Mercantile currently expects that based on preliminary purchase accounting estimates the merger would result in identifiable intangibles and goodwill approximating $50,000,000, which would be amortized over an estimated period of not more than 15 years.

Resale of Mercantile common stock after the merger by controlling persons

       Under federal securities laws there are certain potential limitations on the sale of Mercantile common stock received in the merger that will affect certain of Union's stockholders who may be controlling persons of Union. Mercantile and Union believe that the only Union's stockholders who may be deemed controlling persons subject to these limitations are the directors and certain executive officers of Union who have been advised of these restrictions and have agreed in writing to them.

Conditions to the merger

       Completion of the merger is conditioned upon, among other things, approval of the merger by an affirmative vote of at least two-thirds of the outstanding shares of Union common stock entitled to vote on the merger and the consent of the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Virginia State Corporation Commission and the Mayland Commissioner of Financial Regulation. Mercantile is not obligated to complete the merger if holders of more than 10% of the outstanding shares of
Union common stock exercise statutory dissenters' rights.    Each of
Mercantile's and Union's obligation to complete the merger is also subject to the satisfaction or waiver of certain further conditions, which are set forth in detail in the merger agreement, a copy of which is attached as Annex A to this prospectus and proxy statement.

Treatment of employee benefit plans

       Under the merger agreement and at the option of Mercantile, Union's qualified 401(k) plan is expected to be merged into Mercantile's 401(k) plan, and Union National Bank's employees will be given credit for service with Union National Bank for purposes of eligibility to participate and vesting. If in the judgment of Mercantile, it is not technically feasible or desirable to merge the plans, Union's qualified plan will be frozen or terminated, with its assets held for distribution to the participants.

       In addition, and at the option of Mercantile, Union's qualified defined benefit plan is expected to be merged into Mercantile's cash balance pension plan and Union National Bank's employees will be given credit for service with Union National Bank for purposes of eligibility to participate, vesting and benefit accrual. If in Mercantile's judgment, it is not technically feasible or desirable to merge the plans, Union's qualified plan will be frozen or terminated.

       Except with respect to Union's qualified 401(k) and pension plans and Mercantile's qualified 401(k) and cash balance pension plans, which will be treated as described above, and executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of Westminster and/or Mercantile, after the effective date, Union National Bank's employees employed by Westminster will be entitled to participate in Westminster's employee benefit plans and programs on substantially the same basis as similarly situated employees of Westminster. Except as described above with respect to service credits in Mercantile's 401(k) and cash balance pension plans, Westminster has agreed to treat service with Union National Bank before the effective date of the merger as service with Westminster for purposes of all employee benefit and seniority-based plans and programs.

       Union has a stock option plan for key employees under which options for the purchase of 60,936 shares of Union common stock were outstanding on March 31, 2000, with exercise prices ranging from $19.09 to $29.50 per share.

       Holders of these options may exercise them prior to the merger. The merger agreement provides that all unexercised options shall be automatically terminated and cancelled on the effectiveness of the merger. As to any of these options having an option price per share which is less than the market value of
1.15 shares of Mercantile common stock, Mercantile will pay the difference in cash to the option holders. For this purpose, market value is the average of the closing prices for Mercantile common stock on the Nasdaq National Market for the 20 trading days preceding the effective date of the merger.

Exclusive dealing

       Union has agreed that while the merger agreement is in effect, neither Union, Union National Bank nor any of their respective officers, directors, employees, agents or representatives shall, directly or indirectly:

       o Encourage, solicit or initiate the submission of any "acquisition proposal" (as defined below) or take any other action to facilitate any inquiries or proposal that constitutes or may reasonably be expected to lead to any acquisition proposal; or

       o Recommend any acquisition proposal to Union's stockholders or enter into any agreement or participate in discussions or negotiations with, or furnish any information to, any person in connection with any potential acquisition proposal, unless an unsolicited acquisition proposal is made and the Union board of directors concludes, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a duly qualified and independent financial adviser to Union, that its fiduciary obligations require consideration of an acquisition proposal because it may be in the best interests of Union's stockholders and is more favorable to Union's stockholders from a financial point of view than the merger.

       The merger agreement defines an "acquisition proposal" as including any proposed:

       o Merger, consolidation, share exchange or similar transaction involving Union or Union National Bank;

       o Sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Union or Union National Bank representing 10% or more of the consolidated assets of Union, including capital stock of Union National Bank, or of Union National Bank;

       o Issue, sale or other disposition of securities -- or options, rights or warrants to purchase, or securities convertible into, these securities -- representing 10% or more of the voting power of Union or Union National Bank; or

       o Any transaction in which any person or group acquires beneficial ownership -- as that term is defined in Rule 13d-3 under the Exchange Act -- or the right to acquire beneficial ownership, of 20% or more of Union's or Union National Bank's outstanding capital stock.

       Union and Union National Bank have agreed that they will promptly advise Mercantile of, and communicate to Mercantile the terms of, any inquiry or proposal addressed to Union or Union National Bank or of which Union or Union National Bank or their respective officers, directors, employees, agents, or representatives, including, without limitation, any investment banker, has knowledge.

Termination

       The parties to the merger agreement may terminate it and abandon the merger at any time prior to the effective date by mutual consent even if Union's stockholders have approved the merger.

       Mercantile and Westminster may also terminate the merger agreement at any time prior to the effective date if:

       o Mercantile receives information from any regulatory authority, which by law is required to approve or otherwise act upon the merger or any other aspect of the transactions provided for in the merger agreement, or which has authority to challenge the validity of the merger or transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or these transactions will be so challenged;

       o Union's board of directors recommends to Union's stockholders, or Union accepts, a competing acquisition proposal.

       Union and Union National Bank may terminate the merger agreement if, in compliance with the provisions of the merger agreement, Union's board of directors recommends to Union's stockholders, or it accepts, an acquisition proposal.

       Mercantile or Union may also terminate the merger if the merger is not closed by November 15, 2000. The merger agreement provides that in the case of a termination by Mercantile and Westminster by reason of Union or Union National Bank's recommendation or acceptance of an acquisition proposal, Union will pay Mercantile a termination fee of $1,000,000. The merger agreement also provides that if the merger agreement is terminated by Mercantile or Westminster by reason of a material breach by Union or Union National Bank, or by Union or Union National Bank by reason of a material breach by Mercantile or Westminster, and the breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party will be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted effectiveness of the merger, including the fees of the non-breaching party's counsel, accountants, consultants and other advisers and representatives.

Rights of dissenting stockholders

       Under Article 3, Subtitle 2 of the Maryland General Corporation Law, a copy of which is attached as Annex C to this prospectus and proxy statement, each holder of Union common stock will be entitled to demand and receive payment of the "fair value" of his or her shares in cash, if he or she

       o Prior to or at the special meeting, files with Union a written objection to the merger;

       o  Does not vote in favor of the merger in person or by proxy; and

       o Within 20 days after Articles of Merger have been accepted for record by the State Department of Assessments and Taxation of Maryland, makes written demand on Union for payment of his or her shares, stating the number and class of shares for which payment is demanded.

       A written demand for payment should be addressed to corporate secretary of Westminster Union Bank, 117 East Main Street, Westminster, Maryland 21157. Any stockholder who fails to comply with the requirements described above will be bound by the terms of the merger.

A vote against or an abstention with regard to the merger will not itself constitute a timely written notice of intent to demand payment and a failure to vote will not constitute a timely written notice of intent to demand payment.

       Mercantile will promptly deliver or mail to each stockholder requesting appraisal written notice of the date of acceptance of the Articles of Merger for record by the State Department of Assessments and Taxation of Maryland. Within 50 days after acceptance of the Articles of

Merger for record by the State Department of Assessments and Taxation, any stockholder who has not received payment for his or her shares may petition a court of equity in Baltimore City, Maryland, for an appraisal to determine the "fair value" of the shares. If the court finds that a stockholder is entitled to appraisal of his or her stock, the court will appoint three disinterested appraisers to determine the "fair value" of the shares on terms and conditions the court considers proper, and the appraisers will, within 60 days after appointment, or a longer period directed by the court, file with the court and mail to each party to the proceeding their report stating their conclusion as to the "fair value" of the shares.

       Within 15 days after the filing of the report, any party may object to the report and request a hearing. The court will, upon motion of any party, enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the appraisers' report is rejected, the court may determine the "fair market" value of the shares of the stockholders requesting appraisal or may remit the proceeding to the same or other appraisers.

       Any judgment entered in a court proceeding will include interest from the date of the stockholders' vote related to the transaction giving rise to the rights of appraisal, unless the court finds that the stockholder's refusal to accept a written offer to purchase the stock which may previously have been made by Mercantile in accordance with Section 3-207 of the Maryland General Corporation Law was arbitrary and vexatious or not in good faith. Costs of the proceeding, excluding attorneys' fees, will be determined by the court and will be assessed against Mercantile or, under certain circumstances, the stockholder requesting appraisal, or both.

       At any time after the filing of a petition for appraisal, the court may require any stockholder requesting appraisal to submit his or her certificates representing shares to the clerk of the court for notation of the pendency of the appraisal proceedings. In order to receive payment, whether by agreement with Union or under a judgment, the stockholder must surrender the stock certificates endorsed in blank and in proper form for transfer. A stockholder demanding payment for shares will not have the right to receive any dividends or distributions payable to holders of record after the close of business on the date of the stockholders' vote and will cease to have any rights as a stockholder with respect to the shares except the right to receive payment of the "fair value" of the shares. The stockholder's rights may be restored only upon the withdrawal, with the consent of Mercantile, of the demand for payment, failure of either party to file a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the merger.

       This summary of the rights of stockholders requesting appraisal contains all material information relating to the exercise of appraisal rights but does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their rights requesting appraisal. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the Maryland General Corporation Law. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the Maryland General Corporation Law for a complete statement of the stockholder's rights and the steps which must be followed in connection with the exercise of those rights. No further notice of the events giving rise to dissenters' rights or any steps associated with dissenters' rights will be furnished to Union's stockholders, except as indicated above or otherwise required by law. For further information relating to the exercise of appraisal rights, see Annex C to this prospectus and proxy statement.

       Any dissenting stockholder who exercises his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary income or capital gain will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Merger - Certain federal income tax consequences."

                           Certain Other Agreements

The support agreement

       As a condition to Mercantile entering into the merger agreement, all directors and certain executive officers of Union who owned an aggregate of 161,481.953 shares as of January 21, 2000 (approximately 8%) of the outstanding Union common stock each entered into a support agreement with Mercantile. Under the support agreement, each of the directors and executive officers who are parties to the support agreement has agreed

       o Not to pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber or enter into any agreement, arrangement or understanding, other than a proxy for purposes of approving the merger agreement, which would restrict, establish a right of first refusal to or otherwise relate to the transfer or voting of the shares of Union common stock owned or acquired by the director or officer during the term of the support agreement;

       o Subject to the provisions of the merger agreement with respect to the fiduciary obligations as directors of Union, not to directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in discussions or negotiations with, or provide any information to, any individual or entity (other than Mercantile and its employees and agents) concerning any sale of assets, sale or exchange of stock, merger, consolidation or similar transactions involving Union, and to use all commercially reasonable efforts to assure that Union does not take these steps;

       o To promptly advise Mercantile of any inquiry or proposal of which the director or officer has knowledge;

       o To vote his or her shares of Union common stock in favor of the merger agreement and the transactions contemplated by the merger agreement, and, in his or her capacity as a stockholder, to use his or her best efforts to cause the merger to be effected, subject to the provisions of the merger agreement with respect to the fiduciary obligations as directors of Union.

       The terms of the support agreement expire upon the termination of the merger agreement.

Affiliate undertakings

       In connection with the execution and delivery of the merger agreement, the directors and executive officers who signed the support agreement also executed a memorandum, undertaking and agreement under which they have undertaken to comply with certain provisions of the federal securities laws which restrict the sale of shares of Mercantile common stock by these directors and officers. See "The Merger - Resale of Mercantile common stock after the merger by controlling persons."

Supplemental Agreements

       The parties have agreed supplementally on certain transitional merger issues. The parties have decided that the resulting bank in the merger of Union National Bank and Westminster Bank and Trust will be named Westminster Union Bank and that six directors of Union National Bank will join the board of directors of Westminster Union Bank. These six directors are David L. Brauning, Donald C. Essich, K. Wayne Lockard, Robert T. Scott, Ethan A. Seidel and Larry
A. VanSant, Sr. In addition to other employee matters, the parties have agreed that Steven L. Wantz, now acting president of Union National Bank, will become a senior vice president of Westminster Union Bank.

Employment agreement

       Virginia W. Smith, the president and chief executive officer of Union and Union National Bank, has a rolling one-year employment agreement dated August 9, 1995 with Union National Bank. Under the agreement, she receives an annual base salary of $160,787. In the event of termination of Ms. Smith's employment following the merger, she will be entitled under the agreement to receive her base salary, contributions to all Union National Bank retirement and benefit plans and coverage under health, life and disability insurance programs for a period of 12 months following termination of employment. Thereafter, under a key employee retention plan, Ms. Smith will be entitled to separation payments at the rate of 50% of her base salary for 31 additional weeks.

Comparison of Stockholder Rights of Holders Of Mercantile Common Stock And Union
                                  Common Stock

       The rights of Union's stockholders are currently governed by Union's charter, its bylaws and the Maryland General Corporation Law. Upon completion of the merger, Union's stockholders will become stockholders of Mercantile. Their rights as former Union stockholders will continue to be governed by Maryland law, but will also be governed by Mercantile's charter and bylaws. The following is a summary comparison of the material differences in the rights of holders of Union common stock and Mercantile common stock under the governing provisions of their respective charters and bylaws and Maryland law.

Dissenters' rights

       For a description of the rights of dissenting stockholders of Union, see "The Merger - Rights of dissenting stockholders." Under Maryland law, a stockholder does not have appraisal rights in certain circumstances, including in a merger or consolidation, if the stockholder's stock is listed on a national exchange or is designated as a security listed on The Nasdaq National Market. Since, under the terms of the merger, Union's stockholders will be receiving Mercantile common stock that is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK," dissenters' rights with respect to transactions affecting Mercantile common stock will not be available.

Stockholder power to call a special meeting

       Generally under Maryland law, the board of directors, other persons specified in the corporation's charter or by-laws and the holder or holders of 25% or more of the voting stock of a corporation may call a special stockholders' meeting. However, a corporation may elect to be subject to Title 3, Subtitle 8 of the Maryland General Corporation Law, which raises the percentage of stockholders required to request a special stockholders' meeting from 25% to a majority of those shares entitled to be voted at the meeting. Under Union's bylaws, the president, a majority of the board of directors, or, in the aggregate, holders of not less than 25% of the outstanding common stock of Union entitled to vote may call a special meeting of the stockholders.

     Under Mercantile's bylaws the chairman of the board, president and certain other officials are entitled to call a special meeting of the stockholders. Under Section 3-805 of the Maryland General Corporation Law, the percentage of stockholders required to request a special meeting is a majority of those shares entitled to vote at the meeting. After the merger, no individual or group of former Union's stockholders who become holders of Mercantile common stock solely as a result of the merger will own a sufficient number of Mercantile common stock to call a special meeting of stockholders.

Preferred stock

       Union's charter only authorizes the issuance of common stock. However, Union's charter permits the board of directors to reclassify any authorized but unissued shares of stock into preferred stock. To date, Union's board has not reclassified any shares of stock and all outstanding Union stock is common stock. Mercantile's charter authorizes the issuance of up to two million shares of preferred stock, no par value. Mercantile's board of directors may reclassify already classified, but unissued, shares of Mercantile preferred stock and may alter the rights, privileges and restrictions on the unissued Mercantile preferred stock. Currently, no Mercantile preferred stock is outstanding.

Qualification and removal of directors

       Neither Union's nor Mercantile's charter or bylaws has stock ownership requirements for their respective directors. Union's board is divided into three classes, with directors serving staggered three-year terms. Under Union's articles of incorporation, no director may be removed except for cause and then only by the affirmative vote of at least two-thirds of the eligible stockholder votes.

     Like Union's board, Mercantile's board of directors is divided into three classes, with the directors serving staggered three-year terms. Under Section 3-804 of the Maryland General Corporation Law, a Mercantile director may be removed only for cause and then only by the vote of two-thirds of the eligible stockholder votes.

Indemnification

       Under Maryland law, a corporation may indemnify any director, officer, employee or agent made a party to any proceeding by reason of service in that capacity unless

       o The act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

       o The director, officer, employee or agent actually received an improper personal benefit; or

       o In a criminal proceeding, the director, officer, employee or agent had reasonable cause to believe that the act or omission was unlawful.

       However, in a proceeding by or in the right of the corporation, indemnification may not be made in respect of a proceeding in which the director, officer, employee or agent has been adjudged to be liable to the corporation.

       Under Union's charter, Union has the power, to the maximum extent permitted under Maryland law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to,

       o  Former and current directors and officers of Union; or

       o Any individual, while a director of Union and at the request of the Union, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

       Subject to approval by the board of directors, Union may also indemnify persons who served a predecessor of Union in any of the capacities described above as well as employees and agents of Union to the same extent as directors and officers.

       Under Maryland law and Mercantile's charter, the liability of Mercantile' directors and officers to Mercantile or its stockholders for money damages is limited:

       o To the extent it is proved that the person actually received an improper benefit or profit, for the amount of the benefit or profit; and

       o To the extent that a judgment adverse to the person is entered in a proceeding based on a finding that the person's actions or failure to act was the result of active and deliberate dishonesty and was material to the cause of action and adjudicated at the proceeding.

       Mercantile's charter indemnifies former and current directors and officers to the maximum extent permitted under Maryland law, and provides that Mercantile's board of directors may indemnify employees and agents of Mercantile to the same extent as directors and officers.

Shareholder rights plan

       Mercantile has adopted a Shareholder Protection Rights Agreement dated June 8, 1999, which replaces a similar agreement adopted in 1989, that entitles holders of Mercantile common stock to purchase additional securities, upon the occurrence of certain events. See "Description of Mercantile Capital Stock - Purchase rights."

This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Maryland law and the charter and bylaws of Union and Mercantile.

                    Description Of Mercantile Capital Stock

General

       Mercantile is authorized to issue up to 130,000,000 shares of Mercantile common stock. On December 31, 1999, 68,645,758 shares of Mercantile common stock were issued and outstanding. Mercantile is also authorized to issue 2,000,000 shares of preferred stock. The Mercantile preferred stock is subject to classification and reclassification by Mercantile's board of directors. No shares of Mercantile preferred stock are issued and outstanding.

Common stock

       The holders of Mercantile common stock are entitled to receive dividends as are declared by Mercantile's board of directors out of funds legally available for dividends. Each holder of Mercantile common stock is entitled to one vote per share on all matters requiring a vote of stockholders. In the event of liquidation, holders of Mercantile common stock will be entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Mercantile common stock do not have preemptive rights except as may be granted by Mercantile's board of directors. The shares of common stock to be issued in the merger will be fully paid and non-assessable. There is no provision for cumulative voting with respect to the Mercantile common stock. Mercantile common stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."

Purchase rights

       Certain rights which under certain circumstances are exercisable for the purchase of Mercantile preferred stock or Mercantile common stock or exchangeable for Mercantile preferred stock or Mercantile common stock attach to each share of Mercantile common stock, including shares of Mercantile common stock issuable in connection with the merger agreement, under the Shareholders Protection Rights Agreement adopted by Mercantile's board of directors in June, 1999. In general, these rights become exercisable within 10 business days after a person, together with any affiliate of the person, acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Mercantile common stock or at an earlier or later time as the Mercantile board of directors may determine. Until the rights become exercisable, they will not be separable from the Mercantile common stock and will automatically trade with the Mercantile common stock. Shares of Mercantile common stock issued to Union's stockholders in exchange for Union common stock will be accompanied by these rights. These rights can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or make it more difficult to achieve a change in control of Mercantile.

Stock repurchases

       Under authorization by its board of directors, Mercantile repurchased 1,599,077 shares of Mercantile common stock in 1996, 479,175 shares in 1997, 1,911,000 shares in 1998, 2,696,825 shares in 1999 and 626,500 shares through
March 31, 2000. Repurchases have been made under the safe harbor provisions of Rule 10b-18 under the Securities Exchange Act of 1934, which limits the manner and price of issuer repurchases. At any given time, a repurchase may not be made at a price exceeding the greater of the highest current independent published bid price or the last independent sale price. Repurchases have been made to provide shares for general corporate purposes, including issuance under Mercantile dividend reinvestment plans and employee stock purchase and stock option plans. Mercantile is currently authorized by its board to repurchase 3,057,027 additional shares, which may be purchased from time to time depending on the price of Mercantile common stock, market conditions, regulatory considerations and other factors. It is expected that no repurchases will be made until after the Union special meeting.

                                 Legal Matters

       Certain legal matters in connection with the validity of the securities offered by this prospectus and proxy statement and the merger will be passed upon for Mercantile by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. William J. McCarthy, a principal of William J. McCarthy, P.C., which is a partner in Venable, Baetjer and Howard, LLP, is a director of Mercantile.

                                    Experts

       The financial statements incorporated in this prospectus and proxy statement by reference to the Annual Report on Form 10-K of Mercantile for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on its authority as experts in auditing and accounting.

       The financial statements incorporated in this prospectus and proxy statement by reference to the Annual Report on Form 10-K of Union for the year ended December 31, 1999 have been incorporated in reliance on the report of Keller Bruner & Co., LLP, independent accountants, given on its authority as experts in auditing and accounting.

       Representatives of Keller, Bruner & Co., LLP are expected to be present at the Union special meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                           Forward Looking Statements

       Portions of this prospectus and proxy statement may be deemed to contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include estimates, predictions, opinions or statements of belief and the underlying assumptions. For example, the information contained under the captions "Background of the merger" and "Opinion of Union's financial advisor," while meant to be a factual account of matters considered in the analysis of the merger, could be read as incorporating forward-looking statements. We believe that any forward looking statements are appropriately qualified in the portions of the prospectus and proxy statement in which they appear. Nonetheless, we remind and caution you that these statements were based on numerous variables and assumptions which are inherently uncertain. Actual results can be affected by many unpredictable factors, including interest rates, effects of monetary policy and other economic conditions, and may vary materially from the statements made.

                      Where You Can Find More Information

       Mercantile has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 covering 2,330,228 shares of Mercantile common stock. Statements contained in this prospectus and proxy statement concerning any document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the applicable document filed with the Securities and Exchange Commission or attached as an annex or exhibit to the registration statement.

       Mercantile and Union are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the following locations of the Securities and Exchange Commission:

                                                                       Chicago Regional Office
    Public Reference Room           New York Regional Office               CitiCorp Center
    450 Fifth Street, N.W.            7 World Trade Center             500 West Madison Street,
          Room 1024                        Suite 1300                        Suite 1400
 Washington, D.C. 20549-1004        New York, New York 10048        Chicago, Illinois 60621-2511

       You may also obtain copies of this information from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, at prescribed rates.

       The Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Mercantile which files electronically with the Securities and Exchange Commission.

       The Securities and Exchange Commission allows Mercantile and Union to "incorporate by reference" information into this prospectus and proxy statement. This means that Mercantile and Union can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus and proxy statement, except for any information that is superseded by information that is included directly in this document.

       The following documents, previously filed with the Securities and Exchange Commission, are incorporated by reference into this prospectus and proxy statement:

     1. Mercantile's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. The description of Mercantile common stock and preferred stock purchase rights set forth in Mercantile's registration statement filed under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating any description;

     3. Union's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     4. The following sections of Union's 1999 Annual Report to Stockholders, a copy of which is being delivered to you with this prospectus and proxy statement:

          o  Selected Financial Data 1995-1999
          o Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations

     In addition, Mercantile and Union incorporate by reference additional documents that they may file with the Securities and Exchange Commission under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and proxy statement and the date of the Union special meeting. These documents include periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus and proxy statement shall be deemed to be modified or superseded for purposes of this prospectus and proxy statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and proxy statement.

     You can obtain any of the documents incorporated by reference in this document through Mercantile or from the Securities and Exchange Commission through its web site at the address described above. This information is available to you without charge upon your oral or written request to Mercantile Bankshares Corporation, Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, Attention: Secretary (telephone (410) 237-5900). To ensure timely delivery of the documents, any request should be made by May [30], 2000.

We have not authorized anyone to give any information or to make any representation not contained in or incorporated by reference in this prospectus and proxy statement, and, if given or made, any information or representation not contained in this prospectus and proxy statement must not be relied upon as having been authorized. This prospectus and proxy statement does not constitute an offer to sell, or the solicitation of an offer to purchase, any of the securities offered by this prospectus and proxy statement, or the solicitation of a proxy, in any jurisdiction, or from any person to or from whom it is unlawful to make an offer or solicitation of an offer, or proxy solicitation in that jurisdiction. Neither the delivery of this prospectus and proxy statement nor the issuance or sale of any securities under this prospectus and proxy statement shall under any circumstances create any implication that there has been no change in the information set forth in this prospectus and proxy statement since the date of this prospectus and proxy statement or incorporated by reference in this prospectus and proxy statement since the date of this prospectus and proxy statement.

                                                                         ANNEX A

                  AGREEMENT AND PLAN OF AFFILIATION AND MERGER
              AMONG MERCANTILE BANKSHARES CORPORATION, WESTMINSTER
                   BANK AND TRUST COMPANY OF CARROLL COUNTY,
                        UNION NATIONAL BANCORP, INC. AND
                     THE UNION NATIONAL BANK OF WESTMINSTER



                               TABLE OF CONTENTS
                               -----------------

Section                           Subject                          Page
-------                           -------                          ----
   1.1      The Affiliation and Mergers.........................      1

   1.2      Conversion Rate; Stock Options......................      2

   1.3      Commercially Reasonable Efforts Requirement.........      3

   1.4      Stockholders Information............................      3

   1.5      Representations of the Corporation;
             Antidilution.......................................      3

            (a) Representations
                (1)  Bank Holding Company Status................      3
                (2)  FDIC and FRB Application...................      3
                (3)  Good Standing..............................      3
                (4)  Capitalization.............................      4
                (5)  SEC Registration of Common Stock...........      4
                (6)  Financial Statements.......................      5
                (7)  Material Adverse Changes...................      6
                (8)  No Conflicting Agreements..................      6
                (9)  Validly Issued Stock.......................      6
                (10) Due Authorization..........................      7
            (b) Antidilution....................................      7

   1.6      Representations of Acquired Corporation and the Bank      8

            (a) Corporate Status of Acquired Corporation........      8
            (b) Corporate Status of Bank; Insurance Subsidiary..      8
            (c) Capitalization..................................      9
            (d) Registered Stock................................     10
            (e) Dividends.......................................     10

            (f) Compliance with Laws and Regulations............     10

            (g) Employment Agreements, Leases,
                 Material Contracts, List of Securities,
                 Community Reinvestment Act Statement,
                 Financial Reports, Material Adverse Changes,
                 Losses and Liabilities.........................     10
            (h) Accuracy of Financial Statements................     12
            (i) Stock Issuance, Distributions
                 since September 30, 1999.......................     13
            (j) Litigation......................................     13
            (k) Tax Returns and Liability.......................     13
            (l) Brokers.........................................     14
            (m) Employee Benefit Plans..........................     14
            (n) Title to Assets.................................     19
            (o) No Conflicting Agreements;
                 Business Combination Matters...................     19
            (p) Personal Property...............................     20
            (q) Zoning Laws, Etc................................     21
            (r) Title to Offices................................     21
            (s) Conditions of Buildings.........................     21
            (t) Environmental Matters...........................     22

   1.7      Access to Records and Information;
             Operation of Business..............................     22

            (a) Access..........................................     22
            (b) Operations......................................     22

   1.8      Financial Statements................................     24

   1.9      Regulatory Approvals................................     25

   1.10     Exclusive Dealing...................................     25

   1.11     Conditions to Corporation's Obligation and
             Westminster's Obligations..........................     27

            (a) FRB and FDIC Approval...........................     28
            (b) Maryland and Other Regulatory Approvals.........     28
            (c) SEC Registration Statement......................     28
            (d) Agreements With Respect to SEC Rule 145.........     28
            (e) Consents........................................     28
            (f) Legal Proceedings and Impediments...............     28
            (g) Dividends.......................................     29

            (h) Stock Issuance, Evidences of
                 Indebtedness, Distributions....................     29
            (i) Compensation; Employee Benefit Plan Changes.....     29
            (j) Investment Practices............................     30
            (k) Other Approvals.................................     30
            (l) Limit on Dissenters.............................     31
            (m) Office Openings and Closings....................     31
            (n) Tax Opinion.....................................     31
            (o) Representation Update and Certificate re
                 Representations and Conditions.................     32
            (p) Stockholders' Equity............................     32
            (q) Material Adverse Change.........................     32
            (r) Changes in Loan Portfolio.......................     32
            (s) Loan Portfolio Unacceptable.....................     33
            (t) Deposit Liabilities.............................     33
            (u) Accrued Expenses and Liabilities................     33
            (v) Securities......................................     33

   1.12     Conditions to Acquired Corporation's and
             Bank's Obligations.................................     33

            (a) FRB and FDIC Approval...........................     33
            (b) Other Regulatory Approvals......................     33
            (c) SEC Registration Statement......................     34
            (d) Tax Opinion.....................................     34
            (e) Fairness Opinion................................     35
            (f) Representation Update and Certificate re
                 Representations and Conditions.................     35
            (g) Government Approvals............................     35

   1.13     Confidentiality.....................................     36

   1.14     Employee Benefit Matters............................     37

            (a) 401(k) Plan.....................................     37
            (b) Qualified Plan..................................     37
            (c) Directors Deferred Plan.........................     38
            (d) Other Benefits..................................     38

   2.1      Effective Date......................................     39

   2.2      Corporation's and Westminster's Obligations in
             Accomplishing the Affiliation......................     40

   2.3      Acquired Corporation's and the Bank's Obligations in
             Accomplishing Affiliation..........................     40

   2.4      Stockholder Approval................................     41

   2.5      Effect of the Affiliation...........................     41

   2.6      Terms of the Merger; Objecting Stockholders.........     42

   2.7      Confirmatory Deeds..................................     45

   2.8      Procedural Matters..................................     45

   3.1      Termination for Regulatory Reasons..................     45

   3.2      Termination by Consent or Due to Passage of Time....     46

   3.3      Termination with Respect to Acquisition
             Proposal...........................................     46

   3.4      Termination If Support Agreement Not Delivered......     47

   3.5      Amendment...........................................     47

   3.6      Expenses; Limited Liability.........................     47

   3.7      Notices.............................................     48

   3.8      Counterparts........................................     50

   3.9      Binding Effect; No Third Party Rights...............     50

   3.10     Governing Law.......................................     50

Exhibit A   Bank Agreement of Merger

                             AGREEMENT AND PLAN OF
                             AFFILIATION AND MERGER
                             ----------------------


       THIS AGREEMENT AND PLAN OF AFFILIATION AND MERGER (the "Agreement"), made this 20th day of January, 2000, by and among Mercantile Bankshares Corporation, a body corporate of the State of Maryland (the "Corporation"), Westminster Bank and Trust Company of Carroll County, a Maryland bank wholly-owned by Corporation ("Westminster"), Union National Bancorp, Inc., a body corporate of the State of Maryland ("Acquired Corporation"), and The Union National Bank of Westminster, a national banking association (the "Bank").

       WITNESSETH, that for and in consideration of the mutual promises of the parties hereto hereinafter contained and other good and valuable consideration, and in the expectation of the delivery of a Support Agreement, to be dated and delivered as of the first business day after the date hereof, between the Corporation and certain stockholders of Acquired Corporation, the parties hereto agree as follows:

                                   ARTICLE I

                               General Provisions
                               ------------------

       1.1.  The Affiliation and Mergers.  Subject to the terms, provisions, and
             ---------------------------
conditions of this Agreement, the Bank shall become affiliated with the Corporation by Acquired Corporation's merger into the Corporation (the "Holding Company Merger"), which will be followed by the Bank's merger into Westminster (the "Bank Merger"), pursuant to the procedures described in Article II of this Agreement, and the Bank Agreement of Merger attached as Exhibit A hereto (the "Bank Agreement of Merger").

The Bank Merger and the Holding Company Merger are hereinafter referred to, collectively, as the "Affiliation."

       1.2.  Conversion Rate; Stock Options.
             ------------------------------

             (a) The Affiliation shall be accomplished on the basis of one and fifteen one hundredths (1.15) of a share of the Corporation's Common Stock, $2.00 par value per share (the "Common Stock"), for each share of common stock of Acquired Corporation that is outstanding on the Effective Date, hereinafter defined, immediately prior to the Holding Company Merger becoming effective (the "Conversion Rate"). Fractional shares shall be treated as provided elsewhere herein. The Conversion Rate may be adjusted pursuant to Section 1.5(b);

             (b) All unexercised and theretofore unexpired Stock Options, as hereinafter defined, with respect to the Acquired Corporation's common stock shall automatically terminate and be cancelled on the Effective Date, as hereinafter defined, immediately prior to the Holding Company Merger becoming effective. With respect to such unexercised Stock Options having an option price per share for the Acquired Corporation's common stock which is less than the then market value of one and fifteen one hundredths (1.15) of a share of the Common Stock (subject to any appropriate adjustment pursuant to Section 1.5(b)), the difference shall be paid by the Corporation to the holders of such Stock Options in cash as soon as practicable after the Effective Date, upon delivery to the Corporation of such documents as it may reasonably request. For this purpose, the then market value of the Common Stock shall be the average of the closing prices for the Common Stock on The Nasdaq National Market for the 20 trading days preceding the Effective Date, without interest.

       1.3.  Commercially Reasonable Efforts Requirement.  The Corporation,
             -------------------------------------------
Westminster, Acquired Corporation, and the Bank shall each use all commercially reasonable efforts to consummate the transactions contemplated in this Agreement.

       1.4   Stockholder Information.   The Acquired Corporation agrees to
             -----------------------
cooperate with the Corporation with respect to requests by the Corporation for information regarding stockholders of the Acquired Corporation; provided, however, that the Corporation agrees not to initiate contact with any such stockholders without the prior consent of the Acquired Corporation except as authorized by state or federal law.

       1.5.  Representations of the Corporation; Antidilution.
             ------------------------------------------------

             (a) The obligations of Acquired Corporation and the Bank under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the Corporation:

                 (1) The Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Westminster is a Maryland bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the "FDIC"), and is not a member of the Federal Reserve System.

                 (2) The Corporation will cause the filing of any required applications with the FDIC, the Board of Governors of the Federal Reserve System (the "FRB") and with the Maryland Commissioner of Financial Regulation ("Maryland Commissioner") for approval of the Affiliation and prosecute such applications in good faith and with diligence.

                 (3) The Corporation and Westminster, respectively, are corporations duly organized, validly existing, and in good standing under the laws of the

State of Maryland, and have the corporate power and authority to carry on their respective businesses as they are now conducted. All of the issued and outstanding shares of Westminster were validly issued, are fully paid and nonassessable, and are owned both of record and beneficially by the Corporation, free and clear of any liens or encumbrances of any kind or nature.

                 (4) At December 31, 1999, the authorized capital stock of the Corporation consisted of 2,000,000 shares of preferred stock, no par value ("Mercantile Preferred"), and 130,000,000 shares of Common Stock. At December 31, 1999, no shares of Mercantile Preferred were outstanding, 68,645,758 shares of Common Stock were outstanding; and all of the outstanding shares of Common Stock were validly issued, fully paid and nonassessable. Under the Corporation's Shareholder Protection Rights Plan adopted June 8, 1999, each share of issued and outstanding Common Stock, including the Common Stock to be issued hereunder, carries a right to purchase additional securities of the Corporation under certain circumstances.

                 (5) The Corporation with the assistance and cooperation of Acquired Corporation and the Bank and their representatives will prepare and file with the Securities and Exchange Commission ("SEC"), a Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), containing audited financial statements as of and for periods ending December 31, 1999, with respect to the shares of Common Stock issuable upon consummation of the Holding Company Merger and shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Corporation and Acquired Corporation may each rely upon all information provided to it by the other party in this connection and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the proxy statement of Acquired Corporation which is prepared as a part thereof (the "Proxy Statement"), if such statement is made in reliance upon any information provided to it by the other party or by any of the other party's officers or authorized representatives. The Corporation, relying on the information provided by Acquired Corporation pursuant to Section 1.4, shall promptly take all such actions, with the assistance and cooperation of Acquired Corporation and its authorized representatives, as may be necessary or appropriate in order to comply with all applicable securities laws of any state or other jurisdiction applicable to the transactions contemplated by this Agreement.

                 (6) The Corporation has delivered to Acquired Corporation (i) copies of its consolidated financial statements for the year ended December 31, 1998 containing the following consolidated financial statements of the Corporation (collectively, the "Corporation's Audited Financial Statements"): consolidated balance sheets as of December 31, 1998 and 1997 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for each of the three years in the period ended December 31, 1998, together with the notes thereto, certified by PricewaterhouseCoopers, LLP, independent certified public accountants, and (ii) copies of its unaudited consolidated financial statements for the nine months ended September 30, 1999 containing a consolidated balance sheet as of September 30, 1999 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for the nine months then ended (the "Corporation's September 30, 1999 Financial Statements"). All of the Corporation's

Audited Financial Statements and the Corporation's September 30, 1999 Financial Statements have been prepared in accordance with generally accepted accounting principles (to the extent required) and applicable SEC requirements and present fairly the information presented therein.

                 (7) Since September 30, 1999, there has not been any material adverse change in the Corporation's consolidated balance sheet, consolidated income statement, financial position, or results of operations. There is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Corporation's Audited Financial Statements or in the Corporation's September 30, 1999 Financial Statements and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

                 (8) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any material violation, termination, modification of, or be in conflict with, any terms of the Corporation's or Westminster's Charter or Bylaws, or any contract or other instrument to which the Corporation or Westminster is a party, or of any judgment, decree, or order applicable to the Corporation or Westminster, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Corporation or Westminster.

                 (9) The Common Stock deliverable pursuant to this Agreement will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Agreement, be duly and validly issued, fully paid and nonassessable.

                 (10) The execution, delivery, and performance of this Agreement by the Corporation and Westminster have been duly authorized by their respective Boards of Directors and require no action on the part of the stockholders of the Corporation. This Agreement constitutes a valid and binding obligation of each of the Corporation and Westminster, enforceable against the Corporation and Westminster in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

             (b) Nothing in this Agreement shall limit the right of the Corporation to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date, as hereinafter defined; provided, however, that if the Corporation takes any action which establishes, prior to the Effective Date, as hereinafter defined, a record date or effective date for a stock dividend on the Common Stock, a split or reverse split of the Common Stock, or any distribution on all shares of the Common Stock other than cash dividends, the Corporation will take such action as shall be necessary in order that each share of common stock of Acquired Corporation will be converted in the Holding Company Merger into the same number of shares of Common Stock (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Rate shall be adjusted accordingly. Acquired Corporation and the Bank hereby agree to any revision in the Conversion Rate and payment arrangements pursuant to the foregoing provisions of Section 1.5(b).

       1.6.  Representations of Acquired Corporation and the Bank.  The
             ----------------------------------------------------
obligations of the Corporation and Westminster under this Agreement are based upon and subject to the correctness and accuracy of the following representations of Acquired Corporation and the Bank:

             (a) Acquired Corporation is a Maryland stock corporation, legally formed, validly existing, and in good standing under the laws of Maryland. Acquired Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Acquired Corporation has no subsidiaries or other affiliated companies other than the Bank and the Bank's wholly owned subsidiaries, Barnes-Bollinger Insurance Services, Inc. ("Insurance Subsidiary") and Union National Delaware Holdings, Incorporated ("Delaware Holding Company") (together, the "Bank Subsidiaries" and individually a "Bank Subsidiary"), and is not a partner or coventurer in any joint venture or other business enterprise.

             (b) (i) The Bank is a national bank, legally formed, validly existing, and in good standing under federal law, the deposits of which are insured by the FDIC, and is a member of the Federal Reserve System. The Bank has the corporate power and authority to carry on its business as it is now conducted. The Bank owns two and leases seven banking offices, with its main office in Westminster, Maryland. The Bank has no subsidiaries except the Bank Subsidiaries, and has no other affiliated companies, except Acquired Corporation, and is not a general partner or coventurer in any joint venture or other business enterprise except that it owns an interest in Carroll County Development Corporation and Maryland Title West, LLC.

                 (ii) The Insurance Subsidiary is a Maryland stock corporation, legally formed, validly existing and in good standing under the laws of Maryland. The Insurance Subsidiary is licensed as an insurance agent and broker by the Maryland Insurance Administration and by every other state in which such license is required. The Delaware Holding Company is a Delaware stock corporation, legally formed, validly existing, and in good standing under the laws of Delaware.

             (c) The authorized capital stock of Acquired Corporation consists of 10,000,000 shares of common stock, $.01 par value per share, of which 1,965,349 shares are issued and outstanding. All of the outstanding shares of Acquired Corporation common stock were validly issued and are fully paid and nonassessable. The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, $10 par value per share, of which 1,000,000 shares are issued and outstanding. All of the issued and outstanding shares of the Bank were validly issued, are fully paid and nonassessable, and are owned both of record and beneficially by Acquired Corporation, free and clear of any liens or encumbrances of any kind or nature. All of the issued and outstanding shares of the Bank Subsidiaries were validly issued, are fully paid and nonassessable and are owned both of record and beneficially by Bank free and clear of any liens or encumbrances of any kind or nature. Neither Acquired Corporation, the Bank nor any Bank Subsidiary has any options, calls, warrants, commitments or agreements of any character to which any is a party or by which any is bound calling for the issuance, sale, or transfer of shares of capital stock of Acquired Corporation, Bank or such Bank Subsidiary or of any security representing the right to purchase or receive, or convert into any capital stock of Acquired Corporation, Bank or such Bank Subsidiary, except outstanding employee options to purchase 60,936 shares of Acquired Corporation common ("Stock Options"). The Stock Options were validly authorized and issued by the Acquired Corporation.


             (d) The shares of common stock of Acquired Corporation are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Acquired Corporation has timely filed all reports required to be filed pursuant to the Exchange Act for the last 12 months and all such reports contain no untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

             (e) At the date of this Agreement, there are no declared and not yet payable dividends or distributions on, or with respect to, the shares of common stock of Acquired Corporation.

             (f) Acquired Corporation, the Bank and the Bank Subsidiaries have each complied in all material respects with all laws and regulations applicable to them, and their respective properties and operations, and all valid orders of regulatory authorities having jurisdiction over them and have received no notice of any asserted violations of the same.

             (g) Acquired Corporation has previously furnished to the Corporation (i) copies of its, the Bank's and the Bank Subsidiaries' Charters and Bylaws, including all amendments thereto; (ii) copies of all written agreements or understandings, and written memoranda of all oral agreements or understandings, if any, between Acquired Corporation, Bank and/or the Bank Subsidiaries and each of their respective present or former directors, officers and employees relating to his compensation, employment or severance; (iii) copies of all leases, mortgages, agreements, deeds, title policies, title opinions, and title reports with respect to its, the Bank's and the Bank Subsidiaries' banking and other offices;
(iv) copies or descriptions of all other material contracts and leases to which it, the Bank or any of the Bank Subsidiaries is subject; (v) a list of all securities held by Acquired Corporation, the Bank or any of the Bank Subsidiaries as of December 31, 1999; (vi) a copy of the Bank's Community Reinvestment Act Statement, together with all related documents required to be made available for public inspection; (vii) copies of the Bank's year-end Consolidated Reports of Condition and Income ("Call Reports") filed with the Office of the Comptroller of the Currency ("OCC") for all years subsequent to 1994; (viii) copies of all interim call reports filed by the Bank with the OCC in 1998 and 1999 (the Bank's September 30, 1999 Call Reports being hereinafter referred to as the "Bank's September 30, 1999 Call Reports"); (ix) copies of all reports filed by Acquired Corporation with the FRB since Acquired Corporation's formation; (x) copies of Acquired Corporation's audited consolidated financial statements for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, together with the notes thereto, certified by Stegman & Company for the years ended December 31, 1994, 1995 and 1996 and certified by Keller Bruner & Company, LLP for the years ended December 31, 1997 and 1998, each independent certified public accountants (the said Acquired Corporation audited consolidated financial statements for the year ended December 31, 1998 being hereinafter referred to as "Acquired

Corporation's December 31, 1998 Financial Statements"); (xi) copies of its unaudited consolidated financial statements for the nine months ended September 30, 1999 containing a consolidated balance sheet as of September 30, 1999 and statements of consolidated income, consolidated cash flows, and consolidated changes in equity for the nine months then ended ("Acquired Corporation's September 30, 1999 Financial Statements"); (xii) a copy of the most recent management letter rendered by the Acquired Corporation's independent certified public accountants; and (xiii) copies of Acquired Corporation's Federal and Maryland income and franchise tax returns for the years 1994, 1995, 1996, 1997 and 1998. Since September 30, 1999, except for market value fluctuations in the Bank's and the Delaware Holding Company's investment portfolio resulting from changes in interest rates, there has been no material adverse change in the consolidated balance sheets, income statements, financial positions, results of operation, or businesses of Acquired Corporation and no material loss is presently realizable or anticipated with respect to any asset included in Acquired Corporation's September 30, 1999 Financial Statements or the Bank's September 30, 1999 Call Reports (except to the extent provided for therein), and there is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in Acquired Corporation's December 31, 1998 Financial Statements, Acquired Corporation's September 30, 1999 Financial Statements or the Bank's September 30, 1999 Call Reports and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.

             (h) All of the financial statements previously provided to the Corporation pursuant to subparagraph (g) of this Section 1.6 are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such financial statements, and present fairly the consolidated financial position, cash flows (with respect to those financial statements containing statements of cash flows), results of operations, and changes in stockholders' equity of Acquired Corporation at the close of business at the dates thereof and for the periods covered thereby.

             (i) Since September 30, 1999, neither Acquired Corporation, the Bank nor any of the Bank Subsidiaries has authorized or issued any additional shares of capital stock or securities convertible thereto, or options, warrants or rights to subscribe thereto, or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business), or authorized or made payment or distribution of any of its assets to its stockholders by way of dividends or otherwise except for 1,220 shares issued pursuant to the dividend reinvestment plan of the Acquired Corporation or, except for this Agreement, entered into any agreement or commitment of any character with respect to any of the foregoing.

             (j) There is no material litigation or regulatory or other proceeding pending against or threatened against Acquired Corporation, the Bank or any of the Bank Subsidiaries, and neither Acquired Corporation, the Bank nor any of the Bank Subsidiaries is subject to any order or decree of any court or regulatory agency or any formal or informal agreement or memorandum of understanding with any regulatory agency.

             (k) Acquired Corporation, the Bank and the Bank Subsidiaries have timely filed with the appropriate governmental agencies all tax returns required to be filed and have paid all taxes shown to be due on such returns. Neither Acquired Corporation, the Bank nor either of the Bank Subsidiaries has any material liability for taxes except as set forth and provided for in Acquired Corporation's September 30, 1999 Financial Statements and the Bank's September 30, 1999 Call Reports, and there is no reason to believe that any such liability will be asserted in connection with such returns except as noted in Acquired Corporation's September 30, 1999 Financial Statements and the Bank's September 30, 1999 Call Reports. Neither Acquired Corporation nor the Bank is aware of any currently pending or threatened investigations or proceedings concerning their respective tax returns by any governmental agency. Acquired Corporation's and the Insurance Subsidiary's Federal and Maryland tax returns and the Bank's Maryland tax returns for the years 1994 through 1998 have all been timely filed.

             (l) There is no finder or broker acting, or who acted, for Acquired Corporation, the Bank or the Bank Subsidiaries, or, to the knowledge of the directors of Acquired Corporation and the Bank, for any stockholder of Acquired Corporation, in connection with the transactions contemplated by this Agreement, other than Sandler O'Neill & Partners, L.P.

             (m) Except as set forth in a schedule previously provided by the Acquired Corporation (the "Benefit Plan Schedule"), the Acquired Corporation and any entity included in the group of entities treated as a single employer with the Acquired Corporation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate"), do not sponsor or maintain and are not required to contribute to and have not during the preceding three (3) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in

Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other employee benefit program or arrangement, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers or directors of the Acquired Corporation or any ERISA Affiliate, or the beneficiaries of such persons (such plans, programs and arrangements set forth in such Benefit Plan Schedule, collectively, the "Employee Plans"). Except as previously disclosed on the Benefit Plan Schedule:

                 (1) Each Employee Plan and any related funding arrangement is in substantial compliance with all applicable material requirements of ERISA, the Code, and other applicable laws, and each Employee Plan has been administered in accordance with its written terms to the extent consistent with such requirements of law; all benefits due and payable under any Employee Plan have been paid or are in the process of being paid in accordance with the terms of such Employee Plan; the Acquired Corporation and each ERISA Affiliate have timely made (and at the Effective Date will have timely made) all contributions required to be made to any Employee Plan; except for claims for benefits in the ordinary course of plan administration, there is no litigation or other legal proceeding pending or threatened against or with respect to any Employee Plan or its fiduciaries and no facts exist which could give rise to such proceedings or litigation; all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Plan have been timely filed or distributed and are accurate and complete; no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Date with respect to any Employee Plan subject to such rules, any parties in interest or fiduciaries; no excise taxes are payable or will become payable prior to the Effective Date with respect to any Employee Plan; neither the Acquired Corporation nor any ERISA Affiliate is subject to any legal obligation to continue any Employee Plan either before or after the Effective Date and any such Employee Plan may, in any manner and without the consent of any employee, beneficiary or other party (except as may be required by written contract or by applicable law), be amended or terminated either before or after the Effective Date.

                 (2) The Acquired Corporation has previously delivered to the Corporation complete copies of each written Employee Plan; all related summary plan descriptions; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the three (3) most recent plan years, all annual reports (5500 series) for each Employee Plan that have been filed with any governmental agency; and all other material documents relating to any Employee Plan as may reasonably be requested by the Corporation.

                 (3) The Acquired Corporation and each ERISA Affiliate currently maintain or contribute to (or maintained or contributed to) certain Employee Plans which are intended to be qualified under Section 401(a) of the Code (collectively, the "Qualified Plans"); the Qualified Plans have been amended to comply with all current applicable legislation (including any regulations issued thereunder), and have received a favorable determination letter from the Internal Revenue Service with respect to their tax-qualified status which considers all such current applicable legislation, or are still within a remedial amendment period as announced by the Internal Revenue Service, and the Acquired Corporation has delivered to the Corporation complete copies of all determination letters previously received and all material correspondence relating to the applications therefor; nothing has occurred since the date of the most recent applicable determination letter nor will occur prior to the Effective Date that would adversely affect the tax-qualified status of the Qualified Plans.

                 (4) With respect to any Qualified Plan which is an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) ("Pension Plan"), no "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived, and no "unfunded current liability" (as defined in Section 412 of the Code and Section 302 of ERISA) exists.

                 (5) With respect to any Pension Plan which is subject to Title IV of ERISA, no "reportable event" (as defined in Section 4043 of ERISA) has occurred or will occur prior to the Effective Date which could require security to be provided to the Pension Plan under Section 401(a)(29) of the Code; as of the last valuation date, the assets of the Pension Plan were at least equal to the present value of the accrued benefits of the participants, former participants and beneficiaries in such plan, based first on those actuarial methods, tables and assumptions used for minimum funding purposes, and second on those actuarial methods, tables and assumptions used for calculating termination liability; as of the last valuation date for such Pension Plan, the present value of the accumulated and projected benefit obligations (determined on the basis of reasonable assumptions employed by the independent actuary for such Pension Plan) did not exceed the fair market value of the assets of such Pension Plan; since the last valuation date for the Pension Plan, there has been no amendment or change to such Pension Plan, nor will there be any such amendment or change to the Pension Plan prior to the Effective Date (other than changes required by law, or changes described in writing by Acquired Corporation to the Corporation prior to the date of this Agreement), that would increase the amount of the benefits thereunder and there has been no event or occurrence, nor will there be any such event or occurrence prior to the Effective Date (other than changes required by law or by the terms of any compensation plan or arrangement, or changes described in writing by Acquired Corporation to the Corporation prior to the date of this Agreement), that would cause the accumulated benefit obligations or accrued benefits to exceed the fair market value of the assets; and the Acquired Corporation has delivered complete copies of the actuarial valuation and trustee investment reports for such Pension Plan for the last three (3) plan years.

                 (6) The Acquired Corporation and each ERISA Affiliate do not currently contribute to (or during the past five (5) years have not contributed to), or have an obligation to contribute to (or during the past five (5) years had an obligation to contribute to) a "multiemployer plan" (as defined in
Section 3(37) of ERISA).

                 (7) The Acquired Corporation and each ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA, Section 4980B of the Code, or applicable state law.

                 (8) Except as set forth in the Benefit Plan Schedule described above, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation and golden parachute payments) becoming due to any director or employee of the Acquired Corporation or any ERISA Affiliate under any Employee Plan or otherwise; (ii) materially increase any benefits otherwise payable by The Acquired Corporation or any ERISA Affiliate, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan or otherwise.

             (n) Acquired Corporation, the Bank and the Bank Subsidiaries each have good and marketable title to all of their respective material property and assets, including those reflected on Acquired Corporation's September 30, 1999 Financial Statements and the Bank's September 30, 1999 Call Reports, except as sold or otherwise disposed of only in the ordinary course of business, free and clear of all material liens and encumbrances (except as permitted in Section 1.6(r) below with respect to certain real estate and except for securities pledged to secure government deposits or that are the subject of repurchase transactions and loans pledged to secure borrowings with the Federal Home Loan Bank, all in the ordinary course of business).

             (o) The execution, delivery and performance of this Agreement have been duly authorized by Acquired Corporation's and the Bank's respective Boards of Directors (including at least a majority of the entire Board of Directors of the Bank), and, except for approval by Acquired Corporation as the Bank's sole stockholder and by the stockholders of Acquired Corporation, require no further corporate action. This Agreement and Acquired Corporation are not subject to the provisions of Subtitles 3-601 et seq. and 3-701 et seq. of the Maryland General
                              -------           -------
Corporation Law ("MGCL"), being the Business Combination statute and the Control Share Acquisitions statute, respectively. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, modification of, or be in conflict with the Charter or Bylaws of Acquired Corporation, the Bank or the Bank Subsidiaries, or the terms of any material contract or other instrument to which Acquired Corporation, the Bank or either of the Bank Subsidiaries is a party, or of any judgment, decree, order or regulatory agreement applicable to Acquired Corporation, the Bank or either of the Bank Subsidiaries, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of Acquired Corporation, the Bank or either of the Bank Subsidiaries. Except as previously disclosed by the Acquired Corporation, no consent to this Agreement by any private party is required under any contract, lease, mortgage or other instrument to which Acquired Corporation, the Bank or either of the Bank Subsidiaries is a party. This Agreement constitutes a valid and binding obligation of Acquired Corporation and the Bank, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

             (p) The tangible personal property of Acquired Corporation, the Bank and the Bank Subsidiaries is in good operating condition and repair, subject to ordinary wear and tear.

             (q) There is no material violation of any zoning, building, fire or other regulatory laws, statutes, ordinances or regulations relating to Acquired Corporation's, the Bank's or either of the Bank Subsidiaries' offices or other real property; no condemnation proceeding exists or, to the knowledge of Acquired Corporation or the Bank, is threatened that would preclude or impair the use of Acquired Corporation's, the Bank's or either of the Bank Subsidiaries' offices as presently being used in the conduct of their respective businesses.

             (r) The Bank has good and merchantable fee simple title to the real estate for all of the owned offices of Acquired Corporation and the Bank and good and merchantable title to the leasehold interests for the offices leased by the Bank in each case, free and clear of liens and encumbrances of every kind and nature except use, occupancy and similar restrictions of public record that are generally applicable to properties in the immediate neighborhood or subdivision in which the real property is located, easements and encumbrances that are of record or that may be observed by an inspection of the property, and such utility and other easements and encumbrances as do not materially adversely affect the fair market value of the real property or leasehold interests. The leases for the offices leased by the Bank are in full force and effect, except for the office at 140 Village which is in negotiation and none is in default.

             (s) In all material respects, all electrical, plumbing, heating, air conditioning and other mechanical systems and related equipment in Acquired Corporation's, the Bank's and Bank Subsidiaries' banking and other offices are in good working order, subject to ordinary wear and tear, and the roofs of the office buildings are waterproof and their basements, if any, are not subject to water seepage.

             (t) All real estate (including, without limitation, offices and foreclosed properties) owned or leased by Acquired Corporation, the Bank or Bank Subsidiaries (the "Real Estate") is in compliance in all material respects with all environmental laws and regulations; there are no underground tanks on the Real Estate; and there has been no release of hazardous substances or petroleum products on the Real Estate.

       1.7.  Access to Records and Information; Operation of Business.
             --------------------------------------------------------

             (a) From the date of this Agreement until the Effective Date, as hereinafter defined, Acquired Corporation will, itself, and will cause the Bank and Bank Subsidiaries to afford the Corporation, its officers and other authorized representatives, such access to all books, accounts, records, bank examination reports (subject to any permission from regulatory agencies as may be required), tax returns, leases, contracts and documents of Acquired Corporation, the Bank and the Bank Subsidiaries and furnish to the Corporation such information with respect to Acquired Corporation's, the Bank's and Bank Subsidiaries' assets, liabilities and business as the Corporation may from time to time request, and further will fully cooperate with the Corporation in satisfying the conditions set forth in this Agreement.

             (b) Unless the Corporation shall otherwise consent in writing, from the date of this Agreement until the Effective Date, Acquired Corporation will do and will cause the Bank and Bank Subsidiaries to do, and will otherwise cause to be done all things necessary to:

                 (1) preserve and keep in full force and effect the corporate existence of Acquired Corporation, the Bank and Bank Subsidiaries;

                 (2) operate their respective businesses only in the usual, regular and ordinary manner and consistently with past operations and practices, including, without limitation, following the Bank's current lending practices with regard to the setting of rates, credit standards and collection procedures; and use all commercially reasonable efforts to preserve their present relationships with persons having business dealings with them;

                 (3) except with respect to the establishment of a branch office of the Bank in Taneytown, Maryland, make no material increase in levels of staffing, no material changes in duties or responsibilities of senior management, and no changes in or appointments of senior management (provided that the Corporation's consent to matters covered in this item (3) shall not be unreasonably withheld);

                 (4) maintain their books, accounts and records in the usual regular and ordinary manner, on a basis consistent with prior years; comply in all material respects with all material laws and contractual obligations, and perform all of the material obligations relating to their respective businesses without material default;

                 (5) not enter into any material agreement or incur any material obligation other than in the ordinary course of their respective businesses;

                 (6) except with respect to the establishment of a branch office of the Bank in Taneytown, Maryland, not make or commit to make any capital expenditures aggregating in excess of $50,000;

                 (7) not pledge, sell, lease, transfer, dispose or otherwise encumber any of their respective property or assets other than in the ordinary course of business;

                 (8) not issue any shares of their capital stock (other than shares issued upon exercise of the Stock Options outstanding as of the date of this Agreement), any securities convertible into or exchangeable for shares of their capital stock, or any other class of securities, whether debt (other than certificates of deposit issued by the Bank in the ordinary course of business and consistent with past practice) or equity; and not issue any option, warrants or rights to acquire any of the foregoing and in connection therewith, will immediately suspend the dividend reinvestment plan of the Acquired Corporation;

                 (9) not amend their Charters or Bylaws;

                 (10) except as provided in Section 1.10, not provide for the consolidation with or merger of Acquired Corporation, the Bank or the Bank Subsidiaries or a share exchange or any other reorganization involving Acquired Corporation, the Bank or the Bank Subsidiaries capital stock with or into another corporation, or the liquidation or dissolution of Acquired Corporation, the Bank or the Bank Subsidiaries;

                 (11) not create any subsidiary, affiliate or other related business entity or enter into any partnership or joint venture; and

                 (12) not take any other action or enter into any agreement which would have the effect of defeating the purposes of this Agreement or the Affiliation except as provided in Section 1.10.

       1.8.  Financial Statements.  If independent public accountants acceptable
             --------------------
to the Corporation are unable to certify financial statements of Acquired Corporation, the Bank or the Bank Subsidiaries for any period (or must qualify such a certification) that would materially interfere with or prevent the Corporation, before or after the Effective Date, from complying with requirements of the SEC (or other requirements) for the preparation and publication of certified or other required financial statements, whether for Acquired Corporation, for the Bank or for the Corporation and its consolidated subsidiaries, then the Corporation and Westminster shall have the right by written notice to Acquired Corporation and the Bank at any time prior to the Effective Date to terminate this Agreement, in which event no party shall have any obligations under, or liabilities arising out of, this Agreement, except as set forth in Section 3.6 with respect to expenses.

       1.9  Regulatory Approvals.  When requested by the Corporation, and
            --------------------
through counsel for the Corporation, Acquired Corporation, the Bank and the Bank Subsidiaries will cooperate with the Corporation and use all commercially reasonable efforts to obtain the approval of the Affiliation by all appropriate State and Federal regulatory agencies.

       1.10  Exclusive Dealing.  The Board of Directors of Acquired Corporation
             -----------------
has carefully considered and deliberated upon the terms and conditions of the Affiliation and has concluded that the Affiliation is fair to, and in the best interests of the stockholders of Acquired Corporation, with the intent that this Agreement be conclusive and binding, subject to the terms and conditions hereof. In the process of so concluding, the Board of Directors of the Acquired Corporation has, at the expense of the Acquired Corporation, received the written opinion of Sandler O'Neill & Partners, L.P., its financial advisor, that the exchange ratio to be received in the Affiliation is fair to the stockholders of the Acquired Corporation from a financial viewpoint. Accordingly, in view of the commitments of the parties and the time and expense required to consummate the Agreement and while this Agreement is in effect, neither Acquired Corporation nor the Bank nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal, as hereinafter defined, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to Acquired Corporation's stockholders or enter into any agreement with respect to any Acquisition Proposal or participate in discussions or negotiations with, or furnish any information to, any person other than the Corporation, Westminster, or their affiliates and agents, in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Board of Directors of Acquired Corporation shall conclude, based on a written opinion of counsel, which opinion shall be based with respect to financial matters on the written opinion of a duly qualified and independent financial advisor of Acquired Corporation that such Acquisition Proposal is more favorable to the Acquired Corporation's stockholders from a financial point of view than the Affiliation, that their fiduciary obligations require consideration of such Acquisition Proposal because such Acquisition Proposal may be in the best interest of Acquired Corporation's stockholders. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation, share exchange or similar transaction involving Acquired Corporation or the Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Acquired Corporation or the Bank representing 10% or more of the consolidated assets of Acquired Corporation (including capital stock of the Bank) or of the Bank, (C) issue, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transactions) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of Acquired Corporation or the Bank, (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of Acquired Corporation's or the Bank's outstanding capital stock. Acquired Corporation and the Bank shall promptly advise the Corporation of, and communicate to the Corporation the terms of, any such inquiry or proposal addressed to Acquired Corporation or the Bank or of which Acquired Corporation or the Bank, or their respective officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge. Acquired Corporation's and the Bank's Boards of Directors shall use all commercially reasonable efforts to cause their respective officers, directors, employees, agents and representatives to comply with the requirements of this Section 1.10.

       1.11  Conditions to the Corporation's and Westminster's Obligations.  The
             -------------------------------------------------------------
obligations of the Corporation and Westminster under this Agreement are subject to the satisfaction prior to, and at, the Effective Date, of the conditions set forth in Article II of this Agreement or elsewhere in this Agreement and of the following conditions:

             (a) That pursuant to applicable statutes, the FRB and the FDIC shall have given any required approvals to permit the Affiliation and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

             (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, and any other appropriate State or Federal regulatory agencies shall have approved the Affiliation to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

             (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

             (d) That the directors of Acquired Corporation and Steven L. Wantz for the purposes of SEC Rule 145 shall have entered into agreements with the Corporation, in form and substance satisfactory to the Corporation, necessary or desirable to conform with SEC Rule 145.

             (e) That all other consents or approvals, governmental or otherwise, that in the opinion of counsel for the Corporation are necessary to permit, enable or facilitate the Affiliation, shall have been granted or issued and shall have become effective.

             (f) That there shall be no actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel for the Corporation might prevent the consummation of the Affiliation.

             (g) That since September 30, 1999, Acquired Corporation shall not have authorized or distributed any of its assets to its stockholders by way of dividends or otherwise, except for regular cash dividends for any full calendar quarter occurring before the Effective Date that begins after December 31, 1999 at an effective quarterly rate of not more than twelve cents ($.12) per share; provided, however, that the Acquired Corporation shall not declare or pay any dividend with respect to any period for which the stockholders of Acquired Corporation are or become eligible to receive a dividend declared by the Corporation.

             (h) That since September 30, 1999, Acquired Corporation, the Bank and Bank Subsidiaries shall not have issued or authorized the issuance of additional shares of their respective capital stock of any class (other than shares of common stock issued upon exercise of Stock Options), or options to buy shares of said stock, or warrants or rights to subscribe thereto, or securities converted into such capital stock, or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business), or issued or authorized the issuance of other securities in respect of, in lieu of, or in substitution for the now outstanding shares of capital stock, or repurchased or redeemed any of their capital stock, or changed their respective capitalization, or made any distribution of their earnings or assets other than as provided in Section 1.11(g) above, or as otherwise agreed in writing by the Corporation, and Acquired Corporation and Bank shall not have sold, transferred, pledged or granted any option or other rights with respect to the capital stock of the Bank held by Acquired Corporation or the capital stock of the Bank Subsidiaries held by the Bank, respectively.

             (i) That, except with the prior written approval of the Corporation, there shall have been no increase in the compensation, or rate of compensation, payable or to become payable by Acquired Corporation, the Bank or Bank Subsidiaries to any director, officer or employee thereof, other than in accordance with past practices, or the establishment of, or an agreement to establish by Acquired Corporation, the Bank or Bank Subsidiaries, any early retirement program or arrangement for certain employees, or any payment of any bonus, profit sharing, severance or other extraordinary compensation, or any change (other than changes required by law or described in writing by Acquired Corporation to the Corporation prior to the date of this Agreement) in any presently existing stock option, employee stock ownership, profit sharing, pension, retirement, bonus, severance, group life or health insurance or other plan, agreement or arrangement, and that Acquired Corporation, the Bank and Bank Subsidiaries shall not have adopted or entered into any new employment, stock option, stock purchase, employee stock ownership, profit sharing, pension, retirement, bonus, group life or health insurance or other benefit plan, agreement or arrangement.

             (j) That between September 30, 1999 and the Effective Date, no change shall have been made in Acquired Corporation's, the Bank's or Bank Subsidiaries' investment practices and policies.

             (k) That there are granted or issued any such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable Westminster, as successor to the Bank in the Bank Merger, and the Corporation, as successor to Acquired Corporation in the Holding Company Merger, to conduct after the Effective Date, all and every part of the business and activities conducted by the Bank and Acquired Corporation, respectively, prior to the

Effective Date in the manner in which such activities and business were then conducted by the Bank and Acquired Corporation, respectively, and at the offices at which they were then conducted except for such offices as the parties hereto agree to close or consolidate.

             (l) That the holders of no more than 10% of Acquired Corporation's common stock shall have (i) at or before the stockholders' meeting of Acquired Corporation at which the Affiliation is considered, delivered to Acquired Corporation written objection to the Affiliation pursuant to Section 3-203 of the MGCL; and (ii) not voted in favor of the Affiliation.

             (m) That the Bank shall not have applied for or opened any new, or closed any existing, branch offices without the written consent of the Corporation.

             (n) That the Corporation and Westminster shall have received from Venable, Baetjer and Howard, LLP (or such other qualified law firm as the Corporation shall select) an opinion (i) with respect to the federal income tax consequences of the Holding Company Merger substantially to the effect that the Holding Company Merger will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code, that the Corporation and Acquired Corporation will each be a party thereto, and that no gain or loss will be recognized by the Corporation or Acquired Corporation as a result of the Holding Company Merger; and (ii) with respect to the federal income tax consequences of the Bank Merger substantially to the effect that the Bank Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code, that Westminster and the Bank will each be a party thereto, and that no gain or loss will be recognized by Westminster, the Corporation, or the Bank as a result of the Bank Merger.

             (o) That the representations of Acquired Corporation and the Bank contained in Section 1.6 of this Agreement shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Corporation, and as of the Effective Date, the President of Acquired Corporation shall deliver a written certificate to the Corporation that to her knowledge, information and belief, the representations set forth in this Agreement are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein which are required to have been met by such date have, without exception, been met.

             (p) That the consolidated stockholders' equity of the Acquired Corporation determined in accordance with generally accepted accounting principles, exclusive of accumulated other comprehensive income or expense, consistently applied and exclusive of merger-related costs shall not be less than $26,915,960.

             (q) That since September 30, 1999 there shall not have been a material adverse change in the consolidated balance sheet, income statement, financial position, results of operation, or business of the Acquired Corporation except for market value fluctuations in the Bank's and the Delaware Holding Company's, investment portfolios resulting from changes in interest rates and except for merger-related costs.

             (r) That the nature or composition of the Bank's loan portfolio shall not be materially different from the nature or composition of the Bank's loan portfolio as reflected in the Bank's September 30, 1999 Call Reports.

             (s) That any material item or material group of items in the Bank's loan portfolio shall not be unacceptable to the Corporation for stated defects, including, without limitation, matters relating to credit, collateral or documentation.

             (t) That the nature or composition of the Bank's deposit liabilities shall not be materially different from the nature or composition of the Bank's deposit liabilities as reflected in the Bank's September 30, 1999 Call Reports.

             (u) That the Bank's accrued expenses or other liabilities shall not be materially different in nature from those associated with the normal operation of a commercial bank except for merger-related costs.

             (v) That the list of the Acquired Corporation's, the Bank's and the Bank Subsidiaries' securities supplied by the Acquired Corporation to the Corporation pursuant to Section 1.6(g) shall be accurate, as of its date, in all material respects.

             Conditions (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n),
(o), (p), (q), (r), (s), (t), (u) and (v) may be waived by the Corporation and Westminster.

       1.12  Conditions to Acquired Corporation's and the Bank's Obligations.
             ---------------------------------------------------------------

             The obligation of Acquired Corporation and the Bank under this Agreement are subject to the following conditions:

             (a) That pursuant to applicable statutes, the FRB and the FDIC shall have given any required approvals to permit the Affiliation and such approvals shall have become effective and all required waiting times with respect thereto shall have expired.

             (b) That all appropriate State regulatory agencies, including, without limitation, the Maryland Commissioner, and any other appropriate State or

Federal regulatory agencies shall have approved the Affiliation to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.

             (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.

             (d) That Acquired Corporation shall have received an opinion of Venable, Baetjer and Howard, LLP (or such other qualified law firm acceptable to Corporation as Acquired Corporation shall select) with respect to the federal income tax consequences of the Affiliation, substantially to the effect that, upon completion of the Affiliation (except as to the disposition of fractional shares):

                 (1) the Holding Company Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

                 (2) the Corporation and Acquired Corporation will each be a party thereto;

                 (3) no gain or loss will be recognized by the Corporation or Acquired Corporation as a result of the Holding Company Merger;

                 (4) no gain or loss will be recognized by the stockholders of Acquired Corporation upon receipt by them of Common Stock in exchange for common stock of Acquired Corporation;

                 (5) the basis of the Common Stock received by such stockholders of Acquired Corporation will be the same as the basis of the common stock of Acquired Corporation surrendered by such stockholders in exchange for the Common Stock;

                 (6) provided that Acquired Corporation's common stock is held as a capital asset, such stockholders' holding period of the Common Stock received by them will include the stockholders' holding period of the common stock of Acquired Corporation which is surrendered in exchange for such Common Stock.

             (e) That the Acquired Corporation's Proxy Statement shall contain the written opinion of Sandler O'Neill & Partners, L.P. (or such other recognized investment firm as the Acquired Corporation may select), to the effect that the exchange ratio to be received in the Affiliation is fair to the stockholders of the Acquired Corporation from a financial point of view.

             (f) That the representations of the Corporation and Westminster contained in Section 1.5(a) of this Agreement (other than Section 1.5(a)(4)) shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on the request of Acquired Corporation, and as of the Effective Date, the President of the Corporation shall deliver a written certificate to Acquired Corporation that, to his knowledge, information and belief, the representations of the Corporation and Westminster set forth in this Agreement (other than in Section 1.5(a)(4)) are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein required to have been met by the Corporation by such date have, without exception, been met.

             (g) That there are granted or issued such governmental consents or approvals which are necessary to permit or enable Westminster, as successor to the Bank in the Bank Merger, and the Corporation, as successor to the Acquired Corporation in the Holding Company Merger, to conduct after the Effective Date, all and every part of the business and activities conducted by the Bank and Acquired Corporation, respectively, prior to the Effective Date in the manner in which such activities and businesses were then conducted by the Bank and Acquired Corporation, respectively, and at the offices at which they were then conducted except for such offices as the parties hereto agree to close or consolidate.

             Condition (f) may be waived by Acquired Corporation and the Bank.

       1.13  Confidentiality
             ---------------

             Between the date of this Agreement and the Effective Date, the Corporation and Westminster, on the one hand, and Acquired Corporation and the Bank, on the other hand, each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and will not use for any purpose other than those contemplated in this Agreement, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Affiliation is not consummated, each party will return or destroy as much of such written information as may reasonably be requested except to the extent that it is necessary or appropriate for the party to retain the information in connection with any legal proceedings relating to the Agreement.

       1.14  Employee Benefit Matters
             ------------------------

             (a) 401(k) Plan. It is the current intention of the Corporation and
                 -----------
Westminster and expectation of the parties that effective as of the Effective Date (or as soon thereafter as is practicable in the judgment of the Corporation), Bank's 401(k) plan shall be merged with and into the Corporation's 401(k) plan. If the plans are merged, the terms of the merger will comply with applicable requirements of the Code, including Sections 401(a), 414(1) and 411(d)(6), and shall provide that employees of the Acquired Corporation and the Bank will be given credit under the Corporation's 401(k) plan for service with the Acquired Corporation and the Bank for purposes of eligibility to participate and vesting. In the event that, in the judgment of the Corporation after consultation with the former officers of the Bank and the Acquired Corporation, it is not technically feasible or desirable to merge the plans, Bank's 401(k) plan shall be frozen.

             (b) Qualified Pension Plan. It is the current intention of the
                 ----------------------
Corporation and Westminster and expectation of the parties that effective as of the Effective Date (or as soon thereafter as is practicable in the judgment of the Corporation), Bank's qualified pension plan shall be merged with and into the Corporation's cash balance plan. If the plans are merged, the terms of the merger will comply with applicable requirements of the Code, including Sections 401(a), 414(l) and 411(d)(6) and shall provide that employees of the Acquired Corporation and the Bank will be given credit under the Corporation's cash balance plan for service with the Acquired Corporation and the Bank for purposes of eligibility to participate, vesting and benefit accrual. In the event that, in the judgment of the Corporation after consultation with the former officers of the Bank and the Acquired Corporation, it is not technically feasible or desirable to merge the plans, Bank's qualified pension plan shall be frozen or terminated, in which case the employees of the Acquired Corporation and the Bank shall be given credit under the Corporation's cash balance plan for service with the Acquired Corporation and the Bank only for purposes of eligibility to participate and vesting, but not for benefit accrual.

             (c) Directors Deferral Plan. As of the Effective Date the Directors
                 -----------------------
Deferral Plan shall be discontinued. Any amounts previously deferred shall be paid to the directors at such times and in such manner as previously elected by the directors pursuant to the terms of the Directors Deferral Plan that were in effect at the time such elections were made. The interest rate to be credited to the directors' Accounts (as defined in Section 5.01 of the Directors Deferral
Plan) shall be the current prime interest rate, as described in Section 5.03 of the Directors Deferral Plan.

             (d) Other Benefits.  Except with respect to (i) Bank's 401(k) plan
                 --------------
described in Section 1.14(a) above (the disposition of which shall be governed by Section 1.14(a) above), (ii) Bank's qualified pension plan described in
Section 1.14(b) above (the disposition of which shall be governed by Section 1.14(b) above), (iii) the Directors Deferral Plan described in Section 1.14(c) above (the disposition of which shall be governed by Section 1.14(c) above), and
(iv) executive plans, programs and arrangements (i.e., those for which eligibility for participation is determined in the discretion of Westminster and/or the Corporation), after the Effective Date, employees of the Acquired Corporation and the Bank shall be entitled to participate in Corporation's or Westminster's employee benefit plans and programs, as the case may be, on the same basis as similarly situated employees of Corporation or Westminster (taking into account all applicable factors, including but not limited to, position, employment classification, age, length of service, pay, part-time or full time status, and the like). Corporation and Westminster agree to treat service with the Acquired Corporation and the Bank before the Effective Date as service with Corporation or Westminster for purposes of all such employee benefit and seniority based plans and programs.

                                  ARTICLE II

                                  Affiliation
                                  -----------

       The following terms, provisions and conditions are in addition to those contained in Articles I and III of this Agreement:

       2.1.  Effective Date.  Subject to the terms and conditions contained in
             --------------
this Agreement, as soon as practicable after the performance of all agreements and obligations of the parties hereunder and upon fulfillment or waiver of all conditions precedent contained herein, and (except as may be otherwise determined by the Corporation, as of the last business day of a month) the Corporation and Acquired Corporation will execute and deliver Articles of Merger in such form(s) as in the opinion of counsel to the Corporation may be required by Maryland law (the "Articles"), and any other documents required by law to effectuate the Holding Company Merger, and will file the Articles with the State Department of Assessments and Taxation of the State of Maryland. The effective date and time of the Holding Company Merger (the "Effective Date") shall be the effective date and time set forth in the Articles as filed with the Maryland State Department of Assessments and Taxation. The effective date and time of the Bank Merger shall be the effective date and time set forth in the Certificate of Merger issued by the Maryland Commissioner pursuant to applicable provisions of Maryland law. The

Bank Merger shall be made effective as soon as practicable after the Holding Company Merger becomes effective, as determined by the Corporation.

       2.2.  Corporation's and Westminster's Obligations in Accomplishing the
             ----------------------------------------------------------------
Affiliation.  In order to effect the Affiliation as aforesaid, the Corporation
-----------
and Westminster, as the case may be, to any extent required by law will (i) prepare and file with the FRB, the FDIC and the Maryland Commissioner, applications requesting approval of the Affiliation and the Bank Merger; (ii) if required, cause the Corporation's Maryland banking affiliates to file with the Maryland Commissioner, an application for approval of the affiliation of such Maryland banking affiliates with Acquired Corporation and the Bank; (iii) prepare and file any other necessary regulatory applications and use their best efforts to obtain approval of all such applications; (iv) cause the Corporation to approve the Bank Merger as the Westminster's sole stockholder and cause the execution and delivery of the Bank Merger Agreement; and (iv) publish any newspaper notices required by law with respect to the Affiliation and Bank Merger.

       2.3.  Acquired Corporation's and the Bank's Obligations in Accomplishing
             ------------------------------------------------------------------
the Affiliation.  At such times as shall be requested by the Corporation,
---------------
Acquired Corporation and the Bank and their respective management and directors shall, (i) cooperate with and assist the Corporation and Westminster in the preparation and filing with the FRB, FDIC and the Maryland Commissioner of applications requesting approval of the Affiliation and of the Bank Merger; (ii) cause the publication of any newspaper notices required with respect to the Affiliation and Bank Merger; (iii) duly call and convene a meeting of Acquired Corporation's stockholders to vote on the Affiliation and, in connection therewith and subject to the fiduciary duties of the Board of Directors of Acquired Corporation (as advised in writing by its counsel), but only as such fiduciary duty is encompassed in, contemplated by, and within the scope of
Section 1.10, approve and recommend this Agreement, and the Affiliation to Acquired Corporation's stockholders and use their best efforts to obtain a favorable vote thereon; and (iv) cause Acquired Corporation to approve the Bank Merger as the Bank's sole stockholder and cause the execution and delivery of the Bank Merger Agreement. In connection with the submission of the Affiliation to the stockholders of Acquired Corporation pursuant to the MGCL, Acquired Corporation agrees that its Board of Directors will not take any action that would have the effect of requiring that the Affiliation be approved by more than of the votes entitled to be cast on the matter nor impose any condition to its submission of the Affiliation to the stockholders of Acquired Corporation.

       2.4.  Stockholder Approval.  The Affiliation is subject to the additional
             --------------------
nonwaivable condition that this Agreement, the Holding Company Merger, and the Affiliation shall have been approved by the stockholders of Acquired Corporation by not less than two thirds (2/3) of the votes entitled to be cast on the matter at a meeting of Acquired Corporation's stockholders duly called for that purpose and duly constituted, at which a quorum is present and acting throughout, subject, however, to the rights of the Corporation under Section 1.11(l) hereof.

       2.5.  Effect of the Affiliation.  Upon the Effective Date, Acquired
             -------------------------
Corporation shall be merged with and into the Corporation, and upon the effective date of the Bank Merger, the Bank shall be merged into Westminster in accordance with this Agreement and the Bank Agreement of Merger and pursuant to the applicable provisions of MGCL and the Financial Institutions Article of the Annotated Code of Maryland and with the effect provided in said provisions. The Corporation shall be the successor corporation in the Holding Company Merger; no amendments to its charter will be effected by the Holding Company Merger. Westminster shall be the surviving corporation in the Bank Merger.

       2.6.  Terms of Mergers; Objecting Stockholders.  On the Effective Date
             ----------------  ----------------------
and immediately upon the Holding Company Merger becoming effective with the effects set forth in Section 2.5 above and in Section 3-114 of the MGCL, or any successor statute thereto, and in consideration thereof, the terms of the Holding Company Merger shall be as follows:

             (a) Each share of capital stock of the Corporation shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof.

             (b) Each share of issued and outstanding common stock of the Acquired Corporation (other than the shares held by any objecting stockholder of the Acquired Corporation pursuant to paragraph (d) of this Section 2.6) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into one and fifteen hundredths (1.15) shares (subject to adjustment pursuant to Section 1.5(b)) of Common Stock of the Corporation and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 2.6. Each certificate representing shares of the common stock of the Acquired Corporation (other than certificates for shares held by any objecting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as the Corporation may select (the "Exchange Agent") (together with any transmittal materials or endorsements required by the Exchange Agent) for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of common stock of the Acquired Corporation have not been surrendered; but whenever a dividend is declared by the Corporation on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. The Corporation shall be entitled, however, after the Effective Date, to treat the certificates of theretofore outstanding common stock of the Acquired Corporation as evidencing the ownership of the number of whole shares of Common Stock into which the common stock of the Acquired Corporation, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for common stock of the Acquired Corporation surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 2.6(b) will be cancelled.

             (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, the Corporation will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of the Acquired Corporation representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.

             (d) Any holder of shares of the common stock of the Acquired Corporation who (i) at or before the stockholders' meeting of the Acquired Corporation at which the Affiliation is considered has delivered to Acquired Corporation written objection to the Affiliation pursuant to Section 3-203 of the MGCL and (ii) not voted in favor of the Affiliation, and (iii) who, within twenty (20) days after Articles of Merger are accepted for record by the State Department of Assessments and Taxation makes a written demand upon Corporation for payment for such shares, all pursuant to the provisions of Title 3, Subtitle 2 of the MGCL shall be entitled to receive from Corporation in cash the fair value of such shares of the common stock of the Acquired Corporation determined in accordance with the aforesaid provisions of the MGCL, or any successor statute thereto.

             (e) The Stock Options shall automatically terminate and be cancelled immediately prior to the Affiliation becoming effective; unexercised and theretofore unexpired Stock Options shall be subject to the provisions of
Section 1.2(b).

             (f) The terms of the Bank Merger shall be as set forth in the Bank Agreement of Merger.

       2.7.  Confirmatory Deeds.  When and as requested by the Corporation or
             ------------------
Westminster, Acquired Corporation and the Bank shall execute and deliver or cause to be executed and delivered, all such deeds and other instruments, and take or cause to be taken all such further or other actions, as the Corporation or Westminster may deem necessary or desirable in order to vest or perfect in or confirm of record or otherwise to Westminster as survivor in the Bank Merger, or the Corporation, as successor in the Holding Company Merger, title to and possession of all real estate and other property of the Bank and of Acquired Corporation, respectively, and otherwise to carry out the intent and purposes of this Agreement and the Bank Agreement of Merger.

       2.8  Procedural Matters.  The Corporation, at its option, may revise the
            ------------------
sequence of events or other procedural matters relating to the accomplishment of the Affiliation in such manner as it may reasonably determine will best facilitate accomplishment of the Affiliation.

                                  ARTICLE III

                                 Miscellaneous
                                 -------------

       3.1.  Termination For Regulatory Reasons.  If, at any time, the
             ----------------------------------
Corporation receives information from any regulatory authority, which by law is required to approve the Affiliation or any other aspect of the transactions provided for herein or which has authority to challenge the validity of the Affiliation or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding, after consultation with the Acquired Corporation, that the required regulatory approval will not be granted or that the Affiliation or such transactions will be so challenged, the

Corporation and Westminster may, subject to the provisions of Section 3.6 with respect to expenses, terminate all obligations under this Agreement by giving fourteen (14) days written notice of such termination to Acquired Corporation and the Bank. Upon such termination, except as set forth in Section 3.6, this Agreement shall become null and void and none of the parties hereto shall have any obligation or liability to the others with respect to this Agreement.

       3.2.  Termination By Consent or Due to Passage of Time.  At any time
             ------------------------------------------------
prior to the Effective Date, notwithstanding the approval of this Agreement and of the Holding Company Merger by the stockholders of Acquired Corporation, this Agreement may be terminated by mutual consent of the parties. Moreover, the Corporation and Westminster on the one hand, and Acquired Corporation and the Bank on the other, shall be entitled to terminate this Agreement after November 15, 2000, by written notice to the other party unless the Effective Date shall have occurred on or before such date or the parties hereto shall have extended the Effective Date in writing.

       3.3  Termination With Respect to Acquisition Proposal.  This Agreement
            ------------------------------------------------
may be terminated by the Corporation and Westminster if the Directors of Acquired Corporation recommend to its stockholders, or Acquired Corporation or the Bank accepts, an Acquisition Proposal and may be terminated by Acquired Corporation and the Bank if, in compliance with Section 1.10 hereof, Acquired Corporation's Directors recommend to its stockholders, or Acquired Corporation or the Bank accept, an Acquisition Proposal. In any such case, Acquired Corporation and the Bank shall pay the Corporation a termination fee in the amount of $1,000,000 and shall also pay their own expenses as provided in
Section 3.6 below.

       3.4  Termination If Support Agreement Not Delivered.  This Agreement may
            ----------------------------------------------
be terminated by the Corporation and Westminster unless stockholders owning beneficially at least 7.9% of the Acquired Corporation's outstanding capital stock have executed and delivered to the Corporation by the end of the first business day following the date of this Agreement, a "Support Agreement," in a form satisfactory to the Corporation, agreeing to vote in favor of the Holding Company Merger and to certain other related matters with respect to the transactions contemplated in this Agreement.

       3.5.  Amendment.  This Agreement may be amended, but only in writing
             ---------
approved by Acquired Corporation, the Bank, the Corporation, and Westminster, at any time prior to the Effective Date and with respect to any of the terms and provisions hereof; provided, however, that after the stockholders of Acquired Corporation have approved the Holding Company Merger, no amendment shall be made that alters the conversion rate set forth in Section 1.2 (except pursuant to Section 1.5(b)) or that is otherwise prohibited by the MGCL.

       3.6.  Expenses; Limited Liability  Each party to this Agreement, being
             ---------------------------
the Corporation and Westminster, on the one hand, and Acquired Corporation and the Bank, on the other hand, shall pay its own expenses relating hereto, including fees and disbursements of its respective counsel and of any investment or financial advisor retained by it; provided, however, that, subject to the provisions of the next sentence of this Section 3.6, in the event the transactions hereunder are not consummated, other than pursuant to Section 3.3, the Corporation will also pay for the preparation of the regulatory filings referred to herein and for the filing fees relating thereto, the printing and mailing of the Proxy Statement, and all fees and disbursements of accountants (not including routine auditing fees) for either of the parties hereto. The termination of this Agreement in accordance with the terms of Sections 3.1, 3.2 or 3.3 shall create no liability on the part of any party, except as set forth in Section 3.3, or on the part of any party's directors, officers, stockholders, agents or representatives; provided, however, that if this Agreement is terminated under any of such provisions or otherwise by the Corporation and Westminster by reason of a material breach by Acquired Corporation or the Bank, or by Acquired Corporation or the Bank by reason of a material breach by the Corporation or Westminster, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the fees of its counsel, accountants, consultants and other advisors and representatives.

       3.7  Notices.  All notices or other communications required or permitted
            -------
under the terms of this Agreement shall be sufficient if hand delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

       If to the Corporation or Westminster:

               Mercantile Bankshares Corporation
               Attention:     Alan D. Yarbro, Esq.
                              General Counsel and Secretary
               2 Hopkins Plaza
               Baltimore, Maryland
               Fax No. 410-237-5347

               Copy to:

               Venable, Baetjer and Howard, LLP
               Attention:     Lee M. Miller, Esq.
               1800 Mercantile Bank & Trust Building
               2 Hopkins Plaza
               Baltimore, Maryland  21201
               Fax No. 410-244-7742

       If to Acquired Corporation or the Bank:

               Union National Bancorp, Inc.
               117 East Main Street
               Westminster, Maryland  21157
               Attention:     Virginia W. Smith
                              President and Chief Executive Officer
               Fax No. 410-840-9919

       Copy to:

               Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
               Attention:     Abba David Poliakoff, Esq.
               233 E. Redwood Street
               Baltimore, Maryland  21202
               Fax No. (410) 576-4140

or to such other address as shall hereafter be provided in writing by the Corporation or the Acquired Corporation, respectively. Any notice or communication given pursuant to this Agreement shall be deemed to have been given on the day it is mailed or telecopied, as the case may be.

       3.8.  Counterparts.  This Agreement may be executed in one or more
             ------------
counterparts, each of which shall be deemed an original, but all of which shall together be deemed one and the same Agreement.

       3.9.  Binding Effect; No Third Party Rights.  This Agreement shall bind
             -------------------------------------
the Corporation, Westminster, Acquired Corporation and the Bank and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any individual, corporation or other entity, other than the parties hereto or their respective successors and permitted assigns, any rights or remedies under of or by reason of this Agreement.

       3.10. Governing Law.  This Agreement shall be governed by the laws of the
             -------------
State of Maryland, without regard to conflict of law principles.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                         MERCANTILE BANKSHARES CORPORATION


                         By:  /s/ H. Furlong Baldwin (SEAL)
                              -----------------------
                              H. Furlong Baldwin
                              Chairman of the Board, President and
                              Chief Executive Officer


                         UNION NATIONAL BANCORP, INC.


                         By:  /s/ Virginia W. Smith (SEAL)
                              ---------------------
                              Virginia W. Smith
                              President and Chief Executive Officer


                         WESTMINSTER BANK AND TRUST COMPANY
                         OF CARROLL COUNTY


                         By:  /s/ Ferdinand A. Ruppel, Jr. (SEAL)
                              ----------------------------
                              Ferdinand A. Ruppel, Jr.
                              Chairman of the Board and Chief Executive Officer



                         THE UNION NATIONAL BANK OF WESTMINSTER


                         By:  /s/ Virginia W. Smith (SEAL)
                              ---------------------
                              Virginia W. Smith
                              President and Chief Executive Officer

                                                                       Exhibit A

                              AGREEMENT OF MERGER

          THIS AGREEMENT OF MERGER made between The Union National Bank of Westminster, a national banking association (hereinafter called "Union"), and Westminster Bank and Trust Company of Carroll County, a Maryland commercial bank (hereinafter called "Westminster").

          In consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived therefrom, the parties do hereby agree as follows:

          Section 1. As of the effective date and time provided for in Section 9 hereof (the "Effective Date"), Union shall be merged into Westminster under the charter of Westminster and Westminster shall be the Successor (hereinafter called the "Successor") under the name "_____________". The bylaws of Westminster shall be the bylaws of the Successor.

          [Executed version may address charter amendments with respect to the corporate name and Westminster capitalization.]

          Section 2. The business, objects and purposes of the Successor shall be to carry on in all of its aspects the business of a commercial bank, and to that end the Successor shall have and may exercise all rights and powers conferred upon commercial banks, including those of a trust company under the laws of the State of Maryland, as now in force or as the same may hereafter be amended, and shall have and may exercise all rights, powers and duties of Union, to the full extent permitted by law, and of Westminster under their respective charters.

          Section 3. The address of the principal banking office of Union is 117 East Main Street, Westminster, Maryland 21157. The address of the principal banking office of Westminster is 71 East Main Street, Westminster, Maryland 21157.

          Section 4. The address of the principal banking office of the Successor will be _______________________________.

          Section 5. The authorized capital stock of Union is ten million dollars ($10,000,000), consisting of one million (1,000,000) shares of capital stock with a par value of ten dollars ($10.00) per share. The authorized capital stock of Westminster is three hundred fifty thousand dollars ($350,000), consisting of thirty-five thousand (35,000) shares of capital stock with a par value of ten dollars ($10) per share. The authorized capital stock of Westminster as Successor is _______________________ dollars ($_________), consisting of ____________________ (__________) shares of capital stock with a par value of _______________ dollars ($_____) per share. Each share of capital stock shall be entitled to one vote. No preferred stock will be issued in the Merger.

          Section 6. All assets and all rights, franchises and interests of Westminster and Union in and to every species of property, real, personal and mixed, and choses in action thereto belonging, shall be transferred to and vest in the Successor without any deed, transfer or other action. The Successor shall have the same powers that Westminster and Union had as to any property held in any fiduciary capacity without any deed, transfer, or other action. The Successor by virtue of this Merger and without any order or other action on the part of any court or otherwise shall hold and enjoy the same, and all rights of property, franchises and interests in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Westminster or Union immediately prior to the Effective Date.

          Section 7. On the Effective Date and immediately upon the Merger provided for in this Agreement of Merger becoming effective and in consideration thereof, the terms of the Merger shall be as follows:

             (a) Each share of capital stock of Westminster shall remain issued and outstanding as one share of capital stock of the Successor, without any action on the part of the holder thereof. [may issue additional Westminster shares]

             (b) Each share of issued and outstanding capital stock of Union shall be cancelled for all corporate purposes, and without any action on the part of the holder thereof.

             (c) There will be no objecting shareholders of Union or Westminster.

          Section 8. This Agreement of Merger is subject to the approval of the Commissioner of Financial Regulation of Maryland and of the holders of at least two-thirds (2/3rds) of the issued and outstanding capital stock of each of Westminster and of Union, and is subject also to compliance with all of the conditions set forth in the Agreement and Plan of Affiliation and Merger dated January 20, 2000, by and among Union, Westminster, Mercantile Bankshares Corporation and Union National Bancorp, Inc. (the "Plan"), pursuant to which this Agreement of Merger is executed, except such as shall have been waived as provided in the said Plan. At any time prior to the Effective Date, notwithstanding its approval by the stockholders of Union and/or Westminster, the parties hereto, without further action or approval of the stockholders of Union or Westminster, may amend or abandon the Merger in accordance with Article III of the Plan.

          Section 9. The Merger provided for herein shall be effective on the date and time set forth in the Certificate of Merger issued by the Commissioner of Financial Regulation of Maryland.

          IN WITNESS WHEREOF, Union and Westminster have caused this Agreement of Merger to be executed on their respective behalves and their corporate seals to be hereunto affixed on this ___ day of ________, 2000.


ATTEST:                                THE UNION NATIONAL BANK
                                        OF WESTMINSTER



________________________               By:________________________
                ,Cashier                               , President
                                          and Chief Executive Officer


ATTEST:                                WESTMINSTER BANK AND
                                        TRUST COMPANY OF
                                        CARROLL COUNTY


________________________               By:_________________________
             , Secretary                                 , Chairman
                                          and Chief Executive Officer

             Fairness Opinion of Sandler O'Neill & Partners, L.P.

                                                                         ANNEX B

April __, 2000                       Sandler O'Neill



Board of Directors
Union National Bancorp, Inc.
117 East Main Street
Westminster, MD  21157


Ladies and Gentlemen:

     Union National Bancorp, Inc. ("Union National"), The Union National Bank of Westminster, Mercantile Bankshares Corporation ("Mercantile") and Westminster Bank and Trust Company of Carroll County have entered into an Agreement and Plan of Affiliation and Merger, dated as of January 20, 2000 (the "Agreement"), pursuant to which Union National will be merged with and into Mercantile (the "Merger"). Upon consummation of the Merger, each share of Union National common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the "Union National Shares") will be converted into the right to receive 1.15 shares (the "Exchange Ratio") of Mercantile common stock, par value $2.00 per share (together with the rights attached thereto issued pursuant to the Stockholder Protection Rights Agreement, dated as of June 8, 1999, between Mercantile and Mercantile-Safe Deposit and Trust Company, as Rights Agent). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Union National Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) certain publicly available financial statements of Union National and other historical financial information provided by Union National that we deemed relevant; (iii) certain publicly available financial statements and other publicly available historical financial information of Mercantile that we deemed relevant; (iv) certain internal financial analyses and forecasts of Union National prepared by and/or reviewed with management of Union National and the views of senior management of Union National, based on certain limited discussions with certain members of senior management, regarding Union National's past and current business, financial condition, results of operations and future prospects; (v) consensus earnings per share estimates for Mercantile published by IBES for the year ending December 31, 2000 and the views of senior management of Mercantile, based on certain limited discussions with certain members of senior management, regarding Mercantile's past and current business, financial condition, results of operations and future prospects; (vi) the pro forma impact

Board of Directors
Union National Bancorp, Inc.
April __, 2000
Page 2


of the Merger; (vii) the publicly reported historical price and trading activity for Union National's and Mercantile's common stock, including a comparison of certain financial and stock market information for Union National and Mercantile with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Union National or Mercantile or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Union National or Mercantile nor have we reviewed any individual credit files relating to Union National or Mercantile and, with your permission, we have assumed that the respective allowances for loan losses for both Union National and Mercantile are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections prepared by or reviewed with Union National's management and the published earning per share estimates of Mercantile, we have assumed that they reflect the best currently available estimates and judgments of the respective managements of Union National and Mercantile of the respective future financial performances of their respective institutions and that such performances will be achieved, and we express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Union National's or Mercantile's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Union National and Mercantile will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Board of Directors
Union National Bancorp, Inc.
April __, 2000
Page 3


Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Mercantile common stock will be when issued to Union National's shareholders pursuant to the Agreement or the prices at which Union National's or Mercantile's common stock will trade at any time.

     We have acted as Union National's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Union National and have received compensation for such services.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Union National and Mercantile. We may also actively trade the debt and equity securities of Union National and Mercantile for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Union National in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Union National as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Union National Shares.


                                        Very truly yours,


                                        Sandler O'Neill & Partners, L.P.

                                                                         ANNEX C

                         DISSENTERS' RIGHTS PROVISIONS
                    OF THE MARYLAND GENERAL CORPORATIONS LAW

(S) 3-201.  "Successor" defined.

     (a) Corporation amending charter. - In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

     (b) Corporation whose stock is acquired. - When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311,
(S) 2; 1985, ch. 657.)

(S) 3-202. Right to fair value of stock.

     (a) General rule. - Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

       (1)  The corporation consolidates or merges with another corporation;

       (2)  The stockholder's stock is to be acquired in a share exchange;

       (3) The corporation transfers its assets in a manner requiring action under (S) 3-105(e) of this title;

       (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

       (5) The transaction is governed by (S) 3-602 of this title or exempted by (S) 3-603(b) of this title.

     (b) Basis of fair value .- (1) Fair value is determined as of the close of business:

          (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under (S) 3-106; or

          (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

       (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

       (3) In any transaction governed by (S) 3-602 of this title or exempted by (S) 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of (S) 3-603(b) of this title.

     (c) When right to fair value does not apply .- Unless the transaction is governed by (S) 3-602 of this title or is exempted by (S) 3-603(b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:

       (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.:

          (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under (S) 3-106; or

          (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

       (2)  The stock is that of the successor in a merger, unless:

          (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

          (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or

       (3) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2; 1976, ch.
     567, (S) 2; 1983, Sp. Sess., ch. 1; 1985, chs. 363, 657; 1990, ch. 6, (S)
     2; 1993, ch. 605; 1997, ch. 717; 1999, ch. 395; ch. 459, (S) 1.)

(S) 3-203.  Procedure by stockholder.

     (a) Specific duties. - A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:

       (1) Shall file with the corporation a written objection to the proposed transaction:

          (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under (S) 3-106; or

          (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;

       (2)  May not vote in favor of the transaction; and

       (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for his stock, stating the number and class of shares for which he demands payment.

     (b) Failure to comply with section .- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2; 1976, ch. 567, (S) 2; 1999, ch. 395.)

(S) 3-204.  Effect of demand on dividend and other rights.

   A stockholder who demands payment for his stock under this subtitle:

       (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under (S) 3-202 of this subtitle; and

       (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2; 1976, ch. 567, (S) 2.

(S) 3-205.  Withdrawal of demand.

   A demand for payment may be withdrawn only with the consent of the successor. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2.)

(S) 3-206.  Restoration of dividend and other rights.

   (a) When rights restored. - The rights of a stockholder who demands payment are restored in full, if:

       (1)  The demand for payment is withdrawn;

       (2) A petition for an appraisal is not filed within the time required by this subtitle;

       (3)  A court determines that the stockholder is not entitled to relief;
     or

       (4)  The transaction objected to is abandoned or rescinded.

   (b) Effect of restoration. - The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2.)

(S) 3-207.  Notice and offer to stockholders.

   (a) Duty of successor - (l) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

       (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

          (i) A balance sheet as of a date not more than six months before the date of the offer;

          (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

          (iii)  Any other information the successor considers pertinent.

   (b) Manner of sending notice - The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2; 1983, ch. 563; 1985, ch.
10, (S) 3.)

(S) 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors.

   (a) Petition for appraisal. - Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

   (b) Consolidation of suits; joinder of objectors. - (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

       (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311,
     (S) 2.)

(S) 3-209.  Notation on stock certificate.

   (a) Submission of certificate. - At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

   (b) Transfer of stock bearing notation. - If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2.)

(S) 3-210.  Appraisal of fair value.

   (a) Court to appoint appraisers. - If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

   (b) Report of appraisers - Filing. - Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

   (c) Same-Contents. - The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

   (d) Same-Service; objection. - (l) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

       (2) Within 15 days after the report is filed, any party may object to it and request a hearing. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311,
     (S) 2.)

(S) 3-211.  Action by court on appraisers' report.

   (a) Order of court. - The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

       (1)  Confirms, modifies, or rejects it; and

       (2)  If appropriate, sets the time for payment to the stockholder.

   (b) Procedure after order - (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

       (2)  If the appraisers' report is rejected, the court may:

          (i) Determine the fair value of the stock and enter judgment for the stockholder; or

          (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

   (c) Judgment includes interest. - (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under (S) 3-202 of this subtitle.

       (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under (S) 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i)  the price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii)  Any other circumstances it considers relevant.

   (d) Costs of proceedings. - (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under (S) 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

          (i)  The price which the successor offered for the stock;

          (ii) The financial statements and other information furnished to the stockholder; and

          (iii)  Any other circumstances it considers relevant.

       (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

          (i) The successor did not make an offer for the stock under (S) 3-207 of this subtitle; or

          (ii) the value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

   (e) Effect of judgment. - The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment. (An. Code 1957, art. 23, (S) 73; 1975, ch. 311, (S) 2; 1976, ch. 567, (S) 2.)

(S) 3-212.  Surrender of stock.

   The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

      (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

      (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished. (An. Code 1957, art. 23, (S) 73; 1975, ch. 3 11, (S) 2.)

(S) 3-213.  Rights of successor with respect to stock.

   (a) General rule. - A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under (S) 3-202 of this subtitle.

   (b) Successor in transfer of assets. - After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

   (c) Successor in consolidation, merger, or share exchange. - Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock. (An. Code 1957, art. 23 (S) 73; 1975, ch. 311, (S) 2; 1976, ch. 567, (S) 2.)

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

     The Maryland General Corporation Law (the "MGCL") provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Registrant's Charter provides, as to indemnification:

     (a) The liability of directors and officers to Mercantile or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Mercantile whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

     (b) To the maximum extent permitted by Maryland law, Mercantile shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Mercantile shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Mercantile's board of directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

     (c) References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.

Item 21. Exhibits and Financial Statement Schedules.

     These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

     (a) Exhibit Index

    Exhibit
    Number                                                  Description
    -------                                                 -----------
  (2)
     A.            Agreement and Plan of Affiliation and Merger, dated January 20, 2000 between the Registrant,
                   Westminster Bank and Trust Company of Carroll County, Union National Bancorp, Inc. and Union

    Exhibit
    Number                                                  Description
    -------                                                 -----------
                   National Bank of Westminster (included as Annex A to the Prospectus and Proxy Statement)
(3)                Charter and bylaws
   (A)(1)          Articles of Incorporation effective May 27, 1969 (Incorporated by reference to the Registrant's
                   Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(1))
      (2)          Articles of Amendment effective June 6, 1969 (Incorporated by reference to the Registrant's
                   Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(2))
      (3)          Articles Supplementary effective August 28, 1970 (Incorporated by reference to the Registrant's
                   Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(3))
      (4)          Articles of Amendment effective December 14, 1970 (Incorporated by reference to the
                   Registrant's Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(4))
      (5)          Articles Supplementary effective May 10, 1971 (Incorporated by reference to the Registrant's
                   Registration Statement on Form S-1, File No. 2-39545, Exhibit 3-A(5))
      (6)          Articles Supplementary effective July 30, 1971 (Incorporated by reference to the Registrant's
                   Registration Statement on Form S-1, File No. 2-41379, Exhibit 3-A(6))
      (7)          Articles of Amendment effective May 8, 1986 (Incorporated by reference to the Registrant's
                   Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(7), Commission
                   File No. 0-5127)
      (8)          Articles of Amendment effective April 27, 1988 (Incorporated by reference to the Registrant's
                   Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(8), Commission
                   File No. 0-5127)
      (9)          Articles Supplementary effective September 13, 1989 (Incorporated by reference to the
                   Registrant's Form 8-K filed September 27, 1989, Exhibit B attached to Exhibit 4-A, Commission
                   File No. 0-5127)
     (10)          Articles Supplementary effective January 3, 1990 (Incorporated by reference to the Registrant's
                   Form 8-K filed January 9, 1990, Exhibit B attached to Exhibit 4-A, Commission File No. 0-5127)
     (11)          Articles of Amendment effective April 26, 1990 (Incorporated by reference to the Registrant's
                   Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 3-A(11), Commission
                   File No. 0-5127)
     (12)          Articles of Amendment effective April 30, 1997 (Incorporated by reference to the Registrant's
                   Registration Statement on Form S-4, File No. 333-43651, Exhibit 3(i)(L))
     (13)          Articles Supplementary effective June 9, 1999 (Incorporated by reference to Registrant's
                   Registration Statement on Form S-8, No. 333-90307, Exhibit 4.1.M)
     (14)          Articles Supplementary effective September 30, 1999 (Incorporated by reference to Registrant's
                   Registration Statement on Form S-8, No. 333-90307, Exhibit 4.1.N)
   (B)             Bylaws of the Registrant, as amended to date (Incorporated by Reference to Registrant's
                   Registration Statement on Form S-8, No. 333-90307, Exhibit 4.2)
(4)                Instruments defining the rights of security holders, including indentures:
 A.                Amendment No. 1 to Registrant's Registration Statement on Form 8-B, amending description of securities previously filed (Incorporated by reference to Form 8 filed December 20, 1991,
                   Commission File No. 0- 5127)
 B.                Rights Agreement dated as of June 8, 1999 between Registrant and the Rights Agent, including Form

    Exhibit
    Number                                                  Description
    -------                                                 -----------
                   of Rights Certificate and Articles Supplementary (Incorporated by Reference to Form 8-K of
                   Registrant filed June 10, 1999, Exhibit 4-A, Commission File No. 0-5127)
      (5)          Opinion regarding legality. Opinion of Venable, Baetjer and Howard, LLP
      (8)          Opinion regarding tax matters. Form of Tax Opinion of Venable, Baetjer and Howard, LLP
     (23)          Consent of experts and counsel.
           A.      Consent of PricewaterhouseCoopers LLP as to Registrant
           B.      Consent of Keller, Bruner & Co., LLP as to Union
           C.      Consent of Venable, Baetjer and Howard, LLP (included in the opinion filed as Exhibit 5)
           D.      Consent of Venable, Baetjer and Howard, LLP (included in the form of opinion filed as Exhibit  8)
     (24)          Power of Attorney. Power of Attorney dated April 21, 2000 of the Mercantile board of directors
     (99)          Additional Exhibits.
           A.      Opinion of Sandler O'Neill & Partners, L. P. (included as Annex B to the Prospectus and Proxy Statement)
           B.      Form of Proxy Card for Union Special Meeting

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.


Item 22. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, which, individually or in the aggregate, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof); and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deeded underwriters, in, in addition to the information called for by other Items of the applicable form.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of
Maryland on April 21, 2000.          .


                        Mercantile Bankshares Corporation

                        By:  /s/ H. Furlong Baldwin
                             ------------------------------------------------
                             Name:  H. Furlong Baldwin
                             Title: Chairman of the Board, President and Chief
                                    Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                     Signature                                               Title                               Date
                     ---------                                               -----                               ----
/s/   H. Furlong Baldwin                                Chairman of the Board, President and Chief          April 21, 2000
---------------------------------------------------     Executive Officer (Principal Executive Officer)
  H. Furlong Baldwin

/s/  Terry L. Troupe                                   Chief Financial Officer and Treasurer (Principal     April 21, 2000
---------------------------------------------------    Financial Officer)
  Terry L. Troupe

/s/  Diana E. Nelson                                   Controller and Chief Accounting Officer (Principal   April 21, 2000
---------------------------------------------------    Accounting Officer)
  Diana E. Nelson


A Majority of the Board of Directors:

     Thomas M. Bancroft, Jr., William R. Brody, George L. Bunting, Jr., Darrell
D. Friedman, Freeman A. Hrabowski, III, Mary Junck, Robert A. Kinsley, William
J. McCarthy, Morton B. Plant, Christian H. Poindexter and Donald J. Shepard.


Date:  April 21, 2000                  By:  /s/ H. Furlong Baldwin
                                            -----------------------------------
                                            H. Furlong Baldwin
                                            For Himself and as Attorney-in-Fact

                                             EXHIBIT INDEX
EXHIBIT NO.                                   DESCRIPTION
-----------                                  -------------
     5              Opinion regarding legality.  Opinion of Venable Baetjer and Howard,
                    LLP
     8              Opinion regarding tax matters.  Form of Opinion of Venable, Baetjer and Howard, LLP
    23(A)           Consent of PricewaterhouseCoopers as to Registrant
    23(B)           Consent of Keller Bruner & Co., LLP as to Union
    23(C)           Consent of Venable, Baetjer and Howard , LLP (included in the opinion filed as Exhibit 5)
    23(D)           Consent of Venable, Baetjer and Howard , LLP (included in the opinion filed as Exhibit 8)
    24              Power of Attorney dated April 21, 2000 of Mercantile Board of
                    Directors
    99(B)           Form of Proxy Card for Union Special Meeting